Exhibit 4.8.

TERM LOAN CREDIT AGREEMENT

dated as of November 19, 2015,

among

CGG HOLDING (U.S.) INC.,

CGG,

THE LENDERS PARTY HERETO,

THE SUBSIDIARY GUARANTORS PARTY HERETO,

JEFFERIES FINANCE LLC,

as Administrative Agent,

and

CREDIT SUISSE AG,

as Collateral Agent

[CS&M Ref. No. 7865-191]

THE TERM LOANS ISSUED PURSUANT TO THIS AGREEMENT WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME. BEGINNING NO LATER THAN 10 DAYS AFTER THE CLOSING DATE, A LENDER THAT MADE A TERM LOAN MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY OF THE LOANS BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 9.01(a).

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		Page
SECTION 9.22.	Application of Proceeds	99
SECTION 9.23.	Dutch Tax Law	99
SECTION 9.24.	Joinder	99
SECTION 9.25.	United States Tax Treatment	100

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SCHEDULES

Schedule 1.01(a)	-	Original Guarantors
Schedule 1.01(b)	-	Existing Financial Indebtedness
Schedule 1.01(c)	-	Existing Security
Schedule 1.01(d)	-	Joint Ventures
Schedule 1.01(e)	-	Permitted Share Issues
Schedule 1.01(f)	-	Group Restructuring
Schedule 2.01	-	Lenders and Commitments
Schedule 3.24	-	Prohibited Transactions
Schedule 3.26	-	Restrictions on Share Transfer
Schedule 4.03(a)	-	Local Counsel
Schedule 4.03(f)	-	Security Filing Offices
Schedule 5.21	-	Post-Closing Matters

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Guarantee Agreement
Exhibit F	-	Intercreditor Agreement
Exhibit G	-	Forms of Share Pledge Agreements
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Not Partnerships)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Not Partnerships)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participants That Are Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lenders That Are Partnerships)
Exhibit I	-	Form of Joinder Agreement

TERM LOAN CREDIT AGREEMENT dated as of November 18, 2015 (this “Agreement”), among CGG HOLDING (U.S.) INC., a Delaware corporation (the “Borrower”), CGG, a société anonyme incorporated under the laws of France (registration number 969 202 241 RCS Paris) (“Parent”), the Lenders (as defined in Article I), the Subsidiaries party hereto, JEFFERIES FINANCE LLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and CREDIT SUISSE AG, as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

R E C I T A L S

The Borrower has requested the Lenders to extend credit in the form of Term Loans. The proceeds of the Term Loans, if any (or, in the case of an exchange for Existing Indebtedness, the Term Loans), will be used by the Borrower (a) to refinance the Fugro Vendor Loan, (b) to refinance all or any portion of revolving loans outstanding from time to time under the Existing U.S. Revolving Facility Agreement without regard to whether the revolving loan commitments under such facility remain outstanding, (c) to refinance all or any portion of revolving loans outstanding from time to time under the Existing French Revolving Facility Agreement without regard to whether the revolving loan commitments under such facility remain outstanding, (d) to refinance revolving loans outstanding from time to time under the Amended and Restated Term and Revolving Facilities Agreement among CGG Geo Vessels AS, as borrower, Nordea Bank Finland PLC, London Branch, as administrative agent and the lenders party thereto, (e) to refinance other Existing Indebtedness, (f) to pay fees and expenses incurred in connection with the incurrence of any Term Loans and (g) for general corporate purposes of the Borrower and its Subsidiaries.

Each Initial Lender that becomes a party to this Agreement by executing and delivering a Joinder in accordance with Section 9.24 will agree to extend Term Loans to the Borrower by delivering Existing Indebtedness in exchange for Term Loans, in the principal amount set forth on Schedule 2.01 opposite the name of such Initial Lender, on the terms and subject to the conditions set forth herein and in the Exchange Offer.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“2019/2020 Convertible Bond Refinancing” shall mean the refinancing of the Existing 2019 Convertible Bonds and/or the 2020 Convertible Bonds.

“2020 Convertible Bonds” shall mean any convertible bonds due 2020 issued by Parent in exchange for any or all of the Existing 2019 Convertible Bonds.

“ABR”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Bank” shall mean (a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by S&P or Fitch Ratings Ltd. or A3 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency or (b) any other bank or financial institution approved by the Administrative Agent.

“Accepting Lenders” shall have the meaning assigned to such term in Section 9.18(a).

“Accounting Reference Date” shall mean December 31.

“Additional Guarantor” shall mean a company which becomes an Additional Guarantor in accordance with Section 5.20(d) and the terms of the Guarantee Agreement.

“Additional Sanctions Body” shall have the meaning assigned to such term in Section 3.24(a).

“Additional Sanctions Country” shall have the meaning assigned to such term in Section 3.24(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves; provided that if, at any time, the Adjusted LIBO Rate is less than 1.00%, then the Adjusted LIBO Rate shall be deemed at such time to be equal to 1.00%.

“Administrative Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affected Class” shall have the meaning assigned to such term in Section 9.18(a).

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified. For purposes of this Agreement, Jefferies LLC and its Affiliates shall be deemed to be “Affiliates” of Jefferies Finance LLC.

“Agents” shall have the meaning assigned to such term in Article VIII.

“Agreement” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.19(b).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that for the purpose of clause (c), the Adjusted LIBO Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration Limited (or such other person that takes over the administration of such rate) LIBO Rate for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration Limited (or such other person that takes over the administration of such rate) as an authorized vendor for the purpose of displaying such rates). If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBO Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate, or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be. Notwithstanding the foregoing, if the Alternate Base Rate calculated in accordance with the foregoing would at any time be less than 2.00% per annum, the Alternate Base Rate shall be deemed to be 2.00% per annum at such time.

“Annual Financial Statement” shall mean the financial statements for a Fiscal Year delivered pursuant to Section 5.01(a).

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.19(b).

“Applicable Percentage” shall mean, for any day, (a) with respect to any Eurodollar Term Loan, 5.50%, and (b) with respect to any ABR Term Loan, 4.50%.

“Applicable Premium Amount” shall mean, with respect to any Term Loan (or portion thereof) prepaid pursuant to Section 2.12 or 2.13(c), at any time prior to the date that is 12 months after the Closing Date, an amount equal to the then present value of the required interest payments not yet made on the principal amount of such Term Loan (or portion thereof) being prepaid that but for such prepayment would have been payable through the date that is 12 months after the Closing Date, calculated using a discount rate equal to the Treasury Rate as of the date of such prepayment plus 50 basis points.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Auditors” shall mean the external auditors of Parent.

“Authorization” shall mean an authorization, consent, approval, resolution, license, exemption, filing, notarization or registration.

“Available Amount” shall mean, as of the Effective Date, $15,000,000, which amount shall be (a) increased, on the date of delivery in any Fiscal Year of the Compliance Certificate required by Section 5.02 setting forth the calculation of Excess Cash Flow for the preceding Fiscal Year (each such date being an “ECF Prepayment Date”), so long as any prepayment required pursuant to Section 2.13(b) has been made, by an amount equal to the amount of such Excess Cash Flow that is not required to be used to prepay the Term Loans (without giving effect to any rejection right on the part of the Lenders), (b) increased, on the date of receipt by Parent, the Borrower or any other Obligor of the Net Cash Proceeds of any Equity Issuance, by an amount equal to the amount of such Net Cash Proceeds, (c) increased by the aggregate amount of any Declined Proceeds from the Effective Date through and including any date of calculation of the Available Amount, and (d) reduced at the time any Permitted Acquisition, Permitted Investment, Permitted Loan or Restricted Payment is made pursuant to Section 6.05, 6.06(b), 6.10(b) or 6.12(b)(viii) with an amount attributable to the Available Amount, by the portion thereof so utilized.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the introductory statement to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean Term Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Term Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Term Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Canadian Reorganization” shall mean the transfer of all or part of the Subsidiaries incorporated in Canada to a wholly-owned holding company with limited liability incorporated in a European country. Such reorganization may also include the incorporation of one or several new Canadian entities as, or the transformation of one or more existing Canadian Subsidiaries into, a Canadian unlimited liability company, which in any case will be owned by a limited liability company other than Parent.

“Capital Expenditures” shall mean investments made in multi-client surveys as such item appears in the consolidated accounts “Document de Référence” plus purchase of tangible and intangibles or property, plant and equipment as the case may be plus equipment acquired under capital lease (other than charters of seismic vessels), but excluding in each case any such expenditure made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is made with insurance proceeds, condemnation awards or damage recovery proceeds relating to any such damage, loss, destruction or condemnation.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under IFRS, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with IFRS.

“Cash” shall mean, at any time, cash at banks (including short-term deposits) denominated in any currency and credited to an account in the name of one or more members of the Group and to which such member or members of the Group are alone beneficially entitled and provided that (a) such cash is repayable on demand with or without penalty (except where cash is repayable with a penalty, such penalty shall be taken into account in determining the amount of such cash), (b) repayment of such cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition and (c) such cash is freely transferable to an Obligor.

“Cash Equivalent Investments” shall mean at any time (a) certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank, (b) any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security, (c) commercial paper not convertible or exchangeable to any other security: (i) for which a recognized trading market exists; (ii) issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State; (iii) which matures within one year after the relevant date of calculation and (iv) which has a credit rating of either A-1 or higher by S&P or Fitch Ratings Ltd. or P-1 or higher by Moody’s, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating, (d) sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialized equivalent), (e) any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by S&P or Fitch Rating Ltd. or P-1 or higher by Moody’s and which invest substantially all their assets in securities of the types described in clauses (a) through (d) above, (f) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing or (g) any other debt security approved by the Majority Lenders, in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security (other than one arising under the Security Documents).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Government Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Government Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

A “Change of Control” shall be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries, taken as a whole, (b) the adoption, by shareholders of Parent, of a voluntary plan relating to the liquidation or dissolution of Parent, (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any person, or persons acting in concert, becomes the beneficial owner, directly or indirectly through one or more intermediaries, of more than 35% of the voting power of the outstanding voting shares of Parent, (d) the first day on which more than a majority of the members of the board of directors of Parent are not Continuing Directors or (e) the Borrower ceases to be a wholly owned subsidiary of Parent.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are Term Loans or Other Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or an Incremental Term Loan Commitment.

“Closing Date” shall mean the date, on or before the date that is 45 days after the Effective Date (or such later date as agreed to by the Administrative Agent), on which the conditions specified in Section 4.03 are satisfied (or waived in accordance with Section 9.08) and the Term Loans are made to the Borrower by the Initial Lenders in accordance with Section 2.01(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the introductory statement to this Agreement.

“Collateral Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and Incremental Term Loan Commitment.

“Compliance Certificate” shall mean a certificate substantially in the form set out in Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Continuing Directors” shall mean, as of any date of determination, any member of the board of directors of Parent who (a) was a member of the board of directors of Parent on the Effective Date or (b) was nominated for election to the board of directors of Parent with the approval of, or whose election to the board of directors of Parent was ratified by, at least a majority of the members of the board of directors of Parent who were members of the board of directors of Parent on the Effective Date or who were so elected to the board of directors of Parent thereafter.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Corporate Ratings” shall mean the corporate family rating of Parent by S&P and Moody’s.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Current Assets” shall mean, at any time, the consolidated current assets (other than Cash and Cash Equivalent Investments) of Parent and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Parent and the Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness and (b) outstanding loans under the Existing U.S. Revolving Facility Agreement and outstanding loans under the Existing French Revolving Facility Agreement.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(d).

“Default” shall mean an Event of Default or any event or circumstance specified in Article VII which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time prior to the first anniversary of the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interest, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Term Loan Maturity Date in effect at the time of issuance of such Equity Interest.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Dutch Guarantor” shall mean CGG Holding B.V.

“Dutch Rental Agreement Restructuring” shall mean any amendment, novation or termination of the rental agreements which are pledged under a Dutch Security Agreement.

“Dutch Security Agreements” shall mean (i) the notarial deed of pledge of shares in the capital of CGG Marine B.V., among CGG Holding B.V. as pledgor, the Collateral Agent as pledgee and CGG Marine B.V. as the company in which the shares are being pledged, dated the Closing Date, (ii) the deed of security over streamers and other marine equipment among CGG Marine B.V. as pledgor, the Collateral Agent as pledgee and the other parties named therein as a party, dated the Closing Date and (iii) the deed of disclosed pledge of receivables (rental agreements) among CGG Marine B.V. as pledgor, the Collateral Agent as pledgee and the other parties named therein as party, dated the Closing Date.

“EBITDA” shall mean operating income (loss) of Parent and the Subsidiaries determined on a consolidated basis in accordance with IFRS, excluding non-recurring revenues (expenses) plus depreciation, amortization, share-based compensation cost and dividends received from companies accounted for by Parent under the equity method. Share-based compensation includes both stock options and shares issued under the Group’s performance share allocation plans.

“Effective Date” shall mean the date on which the conditions specified in Section 4.02 are satisfied.

“Eligible Assignee” shall mean any person other than a natural person that is (i) a Lender, an Affiliate of any Lender or an Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a bank, insurance company, investment or mutual fund or other institutional lender, including any special purpose vehicle established by any of the foregoing; provided that neither any Obligor nor any Affiliate thereof shall be an Eligible Assignee.

“Environmental Claim” shall mean any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law.

“Environmental Law” shall mean any applicable law, order, rule or regulation which relates to (a) the pollution or protection of the environment, (b) harm to or the protection of human health, (c) the conditions of the workplace or (d) any emission or substance capable of causing harm to any living organism or the environment.

“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages, monitoring and remediation costs and reasonable fees and expenses of attorneys and consultants), whether contingent or otherwise, including those arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment, recycling, disposal (or arrangement for such activities) of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” shall mean any permit or other Authorization and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by any member of the Group.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Issuance” shall mean any issuance or sale by Parent, the Borrower or any of their respective subsidiaries of any Equity Interests of Parent, the Borrower or any such subsidiary, as applicable, except in each case for (a) any issuance or sale to Parent, the Borrower or any Subsidiary and (b) any issuance of directors’ qualifying shares.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any U.S. Group Member, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, within the meaning of Section 4043 of ERISA, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan or Multiemployer Plan to satisfy the minimum funding standards (within the meaning of Section 412 and Sections 430 through 432 of the Code or Section 302 and Sections 303 through 305 of ERISA) applicable to such Plan or Multiemployer Plan, whether or not waived, (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by any U.S. Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of any U.S. Group Member or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (e) the receipt by any U.S. Group Member or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the receipt by any U.S. Group Member or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from any U.S. Group Member or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in “endangered”, “critical”, or “critical and declining” status within the meaning of Section 305 of ERISA or (g) the occurrence of a “prohibited transaction” (within the meaning of Section 406 of ERISA) with respect to which any U.S. Group Member or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any U.S. Group Member or any such Subsidiary could otherwise be liable.

“EU” shall have the meaning assigned to such term in Section 3.24(a).

“Eurodollar”, when used in reference to any Term Loan or Borrowing, refers to whether such Term Loan, or the Term Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall mean any event or circumstance specified as such in Article VII.

“Exchange Offer” shall mean (a) an offer by Borrower to exchange Existing Indebtedness for Term Loans hereunder or (b) any other arrangement under which the Borrower agrees to directly or indirectly refinance Existing Indebtedness, in each case pursuant to an offer to exchange or other agreement among parties including the obligor on such Existing Indebtedness, the Borrower and the holder(s) of such Existing Indebtedness.

“Excess Cash Flow” shall mean, for any Fiscal Year of Parent, the excess of (a) the sum, without duplication, of (i) EBITDA for such Fiscal Year and (ii) reductions to noncash working capital of Parent and the Subsidiaries for such Fiscal Year (i.e., the decrease, if any, in Current Assets minus Current Liabilities from the beginning to the end of such Fiscal Year) over (b) the sum, without duplication, of (i) the amount of any Taxes payable in cash by Parent and the

Subsidiaries with respect to such Fiscal Year, (ii) Total Interest Costs for such Fiscal Year paid in cash, (iii) Capital Expenditures during such Fiscal Year, except to the extent financed with the proceeds of Financial Indebtedness, Equity Issuances, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA, (iv) permanent repayments of Financial Indebtedness (other than (x) mandatory prepayments of Term Loans under Section 2.13 and (y) Voluntary Prepayments) made in cash by Parent and the Subsidiaries during such Fiscal Year, but only to the extent that the Financial Indebtedness so prepaid by its terms cannot be reborrowed or redrawn and such prepayments do not occur in connection with a refinancing of all or any portion of such Financial Indebtedness, (v) without duplication of amounts reflected in Total Interest Costs for such Fiscal Year, all cash payments made pursuant to Treasury Transactions during such Fiscal Year, (vi) the portion of any Permitted Acquisitions made in cash by Parent and the Subsidiaries during such Fiscal Year (except to the extent amounts used to fund the same were attributable to the Available Amount), (vii) the portion of any Restricted Payments made in cash in accordance with Section 6.12 by Parent and the Subsidiaries during such Fiscal Year (except to the extent amounts used to fund the same were attributable to the Available Amount) and (viii) additions to noncash working capital of Parent and the Subsidiaries for such Fiscal Year (i.e., the increase, if any, in Current Assets minus Current Liabilities from the beginning to the end of such Fiscal Year).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or any other Finance Document, (a) Taxes imposed on (or measured by) its net income, franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such tax, or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.21(a)), any U.S. Federal withholding tax that is imposed on amounts payable to such Lender pursuant to any law in effect on the date on which such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.20(a), (c) any Taxes attributable to a Lender’s failure to comply with Section 2.20(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing 2017 Bond Indenture” shall mean the indenture dated February 9, 2007, among Parent, as issuer, certain of its Affiliates, as guarantors, and The Bank of New York Trust Company, as trustee, pursuant to which the Existing 2017 Bonds were issued.

“Existing 2017 Bonds” shall mean the existing 7 3⁄4% Senior Notes due 2017 of Parent.

“Existing 2019 Convertible Bonds” shall mean the existing 2019 convertible bonds issued by Parent on November 20, 2012 and still outstanding on the Effective Date.

“Existing 2020 Bonds” shall mean the existing 5.875% Senior Notes due 2020 of Parent.

“Existing 2020 Convertible Bonds” shall mean the existing 2020 convertible bonds issued by Parent on June 30, 2015.

“Existing 2021 Bond Indenture” shall mean the indenture dated May 31, 2011, among Parent, as issuer, certain of its Affiliates, as guarantors, and The Bank of New York Mellon, as trustee, pursuant to which the Existing 2021 Bonds were issued.

“Existing 2021 Bonds” shall mean the existing 6 1⁄2% Senior Notes due 2021 of Parent.

“Existing 2022 Bonds” shall mean the existing 6.875% Senior Notes due 2022 of Parent.

“Existing French Revolving Facility Agreement” shall mean (a) the $325,000,000 Multicurrency Revolving Facility Agreement dated as of July 31, 2013, as amended as of August 7, 2013, as amended and restated as of October 6, 2014, as amended and restated as of November 3, 2015 and as may be further amended or supplemented from time to time (without giving effect to any amendments, restatements, supplements or other modifications thereto that would increase the aggregate amount of commitments thereunder in effect as of the Closing Date (less any amount of commitments terminated that are reflected in the Incremental Amount)), among Parent, the lenders party thereto and Natixis, as facility agent, and (b) any Permitted Refinancing Indebtedness in respect thereof; provided that in determining whether any subsequent facility constitutes Permitted Refinancing Indebtedness for purposes of this definition the commitments under the Existing French Revolving Facility Agreement and any replacement facility shall be deemed to be fully drawn.

“Existing French Revolving Facility Security Documents” shall mean all security documents entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors in connection with the Existing French Revolving Facility Agreement.

“Existing Indebtedness” shall mean, at any time, any then-existing indebtedness of Parent or any of its subsidiaries exchanged in an Exchange Offer.

“Existing U.S. Revolving Facility Agreement” shall mean (a) the Credit Agreement dated as of July 15, 2013, as amended as of July 31, 2013, as further amended as of September 5, 2014, as further amended as of June 26, 2015, as further amended as of November 3, 2015 and as may be further amended or supplemented from time to time (without giving effect to any amendments, restatements, supplements or other modifications thereto that would increase the aggregate amount of commitments thereunder in effect as of the Closing Date (less any amount of commitments terminated that are reflected in the Incremental Amount)), among Parent, the Borrower, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent, and (b) any Permitted Refinancing Indebtedness in respect thereof; provided that in determining whether any subsequent facility constitutes Permitted Refinancing Indebtedness for purposes of this definition the commitments under the Existing U.S. Revolving Facility Agreement and any replacement facility shall be deemed to be fully drawn.

“Existing U.S. Revolving Facility Security Documents” shall mean all security documents entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors in connection with the Existing U.S. Revolving Facility Agreement.

“Facility” shall mean the senior secured term loan facility provided for by this Agreement.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Effective Date (or any successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and, with respect to any Guarantor, any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the USA and any other jurisdiction, which (in either case) facilitates the implementation of such Sections of the Code and any agreement pursuant to the implementation of any such treaty, law, regulation or other official guidance paragraphs.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fees” shall mean the Administrative Agent Fees and the Collateral Agent Fees.

“Finance Document” shall mean this Agreement, any Compliance Certificate, any Security Document, any Borrowing Request, any Loan Modification Agreement, the Intercreditor Agreement, the Parallel Debt Agreement, any Incremental Assumption Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and any other document designated as a “Finance Document” by the Administrative Agent and Parent.

“Finance Party” shall mean the Administrative Agent, the Collateral Agent or a Lender.

“Financial Indebtedness” shall mean any indebtedness for or in respect of: (a) moneys borrowed, (b) any amount raised by acceptance under any acceptance credit facility, (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures or any similar instrument, (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with IFRS, be treated as a finance or capital lease, (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis), (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, (g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account), (h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution, (i) all obligations issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business) and (j) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in clauses (a) to (i) above; provided that any indebtedness for or in respect of any Permitted Guarantee shall not constitute “Financial Indebtedness” hereunder to the extent such indebtedness is not then due and payable.

“Financial Officer” of any person shall mean the chief financial officer, deputy chief financial officer, principal accounting officer, treasurer or controller of such person or, in the case of a Foreign Obligor without any of the aforementioned officers, a director or officer of such person reasonably satisfactory to the Administrative Agent.

“Financial Quarter” shall mean the period commencing on the day after one Quarter Date and ending on the next Quarter Date.

“Fiscal Year” shall mean a calendar year ending on December 31.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Obligor” shall mean any Obligor that is not a U.S. Person.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fugro Acquisition” shall mean (a) the acquisition of certain entities and assets pursuant to the Sale and Purchase Agreement dated September 23, 2012, between Parent and Fugro N.V. (as amended from time to time, including by an agreement between Parent and Fugro N.V. dated January 28, 2013), and (b) transactions related thereto, including those pursuant to the Joint Venture Agreement between Parent and Fugro Consultants International N.V. dated January 28, 2013 (as amended from time to time, including by an agreement between Parent and Fugro Consultants International N.V. dated February 16, 2013) and/ or the Set-off Agreement between, among others, Parent and Fugro N.V. dated February 16, 2013 (as amended from time to time).

“Fugro Restructuring” shall mean the reorganization of the Group relating to the Fugro Acquisition, including the transfer within the Group of Equity Interests of Domestic Subsidiaries and Foreign Subsidiaries.

“Fugro Vendor Loan” shall mean the seller financing in an aggregate principal amount of €225,000,000, and, subject to the satisfaction of certain conditions contained therein, up to an additional $18,750,000, in each case provided by Fugro N.V. to Parent in connection with the Fugro Acquisition.

“Government Authority” shall mean the government of France, the United States or any other nation, or any state, regional or local political subdivision or department thereof, and any other governmental or regulatory agency, authority, body, commission, central bank, board, bureau, organ, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(j).

“Group” shall mean Parent and its Subsidiaries.

“Group Restructuring” shall mean the reorganization of the Group, including the transfer within the Group of Equity Interests of Domestic Subsidiaries and Foreign Subsidiaries, as set forth in Schedule 1.01(f).

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Closing Date and substantially in the form attached as Exhibit E, among Parent, the Borrower, the other Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantor” shall mean an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor pursuant to Section 5.20(d) or in accordance with the terms of the Guarantee Agreement.

“Guaranty” shall mean the guarantee of any Guarantor under the Guarantee Agreement.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“IFRS” shall mean International Financial Reporting Standards issued by the International Accounting Standards Board and adopted by the European Union, applied on a consistent basis.

“Incremental Amount” shall mean an amount equal to (a) $400,000,000 plus (b) the aggregate amount of revolving commitments which are permanently terminated after the Closing Date under the Existing U.S. Revolving Facility Agreement and the Existing French Revolving Facility Agreement minus (c) the aggregate principal amount of Term Loan Commitments as of the Closing Date; provided that the principal amount of the Term Loans (including all Incremental Term Loans and Term Loans deemed incurred on the Closing Date) incurred under this Agreement shall not exceed $500,000,000 in the aggregate.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.22, to make Incremental Term Loans, including Other Term Loans, to the Borrower.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made to the Borrower pursuant to Section 2.01(b). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by Section 2.22 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indemnified Taxes” shall mean (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Agreement or any Finance Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.16.

“Initial Lenders” shall mean each person specified on Schedule 2.01 that (a) becomes party hereto by executing and delivering a Joinder pursuant to Section 9.24 and (b) receives a Term Loan pursuant to Section 2.01(a).

“Intellectual Property” shall mean (a) any patents, trademarks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, know-how and other intellectual property rights and interests, whether registered or unregistered, and (b) the benefit of all applications and rights to use such assets of each member of the Group.

“Intercreditor Agreement” shall mean the Intercreditor Agreement dated as of August 8, 2013, as amended and restated as of November 3, 2015 and as may be amended, amended and restated, modified or otherwise supplemented from time to time, between, among others, the Obligors and Credit Suisse AG, as collateral agent for the French Lenders and as collateral agent for the U.S. Lenders (each as defined therein).

“Interest Coverage Ratio” shall mean the ratio of EBITDA to Total Interest Costs of Parent and the Subsidiaries determined on a consolidated basis.

“Interest Payment Date” shall mean (a) with respect to any ABR Term Loan, the last Business Day of each March, June, September and December, and (b) with respect to any

Eurodollar Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Term Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months (and, if all of the applicable Lenders agree, 12 months) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Term Loan shall extend beyond the maturity date of such Term Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Joinder” shall mean a Joinder Agreement substantially in the form of Exhibit I, or such other form as shall be approved by the Administrative Agent.

“Joint Venture” shall mean any joint venture entity, whether a company, unincorporated firm, undertaking, association, joint venture or partnership or any other entity.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19(b).

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity date applicable to any Term Loans or Term Loan Commitment hereunder at such time, in each case as extended in accordance with this Agreement from time to time.

“Legal Reservations” shall mean (a) the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors, (b) the time barring of claims under any statute of limitations and defenses of set-off or counterclaim, (c) similar principles, rights and defenses under the laws of any Relevant Jurisdiction and (d) any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to and accepted by the Finance Parties.

“Lenders” shall mean (a) the Initial Lenders, (b) any person that has become a party hereto pursuant to an Assignment and Acceptance (other than, in the case of clauses (a) and (b), any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (c) any Incremental Term Lender.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate of interest appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to such service as determined by Administrative Agent) as the London interbank offered rate administered by ICE Benchmark Administration Limited for deposits in dollars for a term comparable to such Interest Period, at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the commencement of such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent, Parent, the Borrower and one or more Accepting Lenders.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 9.18(a).

“Majority Lenders” shall mean, at any time, Lenders having Term Loans and unused Term Loan Commitments representing more than 50% of the sum of all Term Loans outstanding and unused Term Loan Commitments at such time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Massy Sale” shall mean the sale by Parent of its former headquarters in Massy, France.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of the Group taken as a whole, (b) the ability of the Obligors, taken as a whole, to perform their obligations under the Finance Documents or (c) the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Material Subsidiary” shall mean, at any time, a Subsidiary whose total assets, revenues and/or EBITDA then equal or exceed, individually, 10% of the total assets, revenues and/or EBITDA of the Group. For purposes of this definition, (a) the consolidated total assets, revenues and/or EBITDA of a Subsidiary will be determined from its financial statements upon which the latest audited financial statements of the Group have been based, (b) if a Subsidiary becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the consolidated total assets, revenues and/or EBITDA of that Subsidiary will be determined from its latest financial statements, (c) the consolidated total assets, revenues and/or EBITDA of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the total assets, revenues and/or EBITDA of any company or business subsequently acquired or disposed of and (d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; and the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not. If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the Auditors will be, in the absence of manifest error, conclusive.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean with respect to any issuance or incurrence of Financial Indebtedness or any Equity Issuance, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Not Otherwise Applied” shall mean, with reference to any amount of the Available Amount that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied to anything other than that such particular use or transaction.

“Obligations” shall mean (a) the due and punctual payment of (i) the principal of and interest (including, to the extent permitted by applicable law, interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Term Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of Parent or the Borrower to any of the Lenders from time to time, the Administrative Agent, the Collateral Agent and the permitted successors and assigns of each of the foregoing under this Agreement and each of the other Finance Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of Parent and the Borrower under or pursuant to this Agreement and each of the other Finance Documents, and (c) the due and punctual payment and performance of all the obligations of each other Obligor under or pursuant to this Agreement, the Guarantee Agreement and each of the other Finance Documents.

“Obligors” shall mean the Borrower and the Guarantors.

“OFAC” shall have the meaning assigned to such term in Section 3.24(a).

“OID” shall have the meaning assigned to such term in Section 2.22(b).

“Original Financial Statements” shall mean (a) IFRS audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent for the

2014 Fiscal Year; (b) IFRS unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Parent for each subsequent fiscal quarter of Parent ended at least 45 days before the Effective Date, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Administrative Agent; and (c) in relation to any other Obligor, its audited financial statements delivered to the Administrative Agent as required by Section 5.01.

“Original Guarantor” shall mean a company listed as an original guarantor on Schedule 1.01(a).

“Other Connection Taxes” with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder or any other Finance Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Finance Document, or sold or assigned an interest in any Term Loan or Finance Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar taxes, or any excise or property taxes, charges or similar levies, arising from any payment made under any Finance Document or from the execution, delivery, performance, enforcement or registration of, or from the receipt or perfection of a security interest under, otherwise with respect to, any Finance Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(b)).

“Other Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Parallel Debt” shall have the meaning ascribed to such term in Article VIII.

“Parallel Debt Agreement” shall mean the parallel debt agreement dated the Closing Date among the Collateral Agent, CGG Holding B.V. and CGG Marine B.V.

“Parent” has the meaning assigned to such term in the introductory statement to this Agreement.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(g).

“Participating Member State” shall mean any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate substantially in the form of Exhibit B to the Pledge and Security Agreement (U.S.).

“Permitted Acquisition” shall mean (a) an acquisition by way of merger provided that the merger is permitted under clause (b) of the definition of Permitted Merger; (b) the acquisition of, or investment in, any share or interest in the entities set forth on Schedule 1.01(d), in each case pursuant to the joint venture agreement applicable thereto, as in effect on the Effective Date or as amended, restated, supplemented or otherwise modified from time to time in a manner not materially adverse to the Lenders; (c) the acquisition by a member of the Group of any share, interest or asset sold, leased, transferred or otherwise disposed of by another member of the Group in circumstances constituting a Permitted Disposal; (d) the acquisition by a member of the Group of Cash Equivalent Investments; (e) an acquisition by a member of the Group to which the Administrative Agent (on the instructions of the Majority Lenders) shall have given prior written consent; (f) the receipt by a member of the Group of any non-cash consideration from a Qualifying Business Disposal; (g) any acquisition of Equity Interests pursuant to clause (d) of the definition of Permitted Share Issue; (h) an acquisition that is a Qualifying Acquisition; or (i) the receipt of equity, joint venture interests or other consideration pursuant to a “Permitted Disposal”.

“Permitted Amendments” shall have the meaning assigned to such term in Section 9.18(c).

“Permitted Disposal” shall mean any sale, lease, transfer or other disposal (a) (i) made in the ordinary course of business of the disposing entity or (ii) or series of related sales, transfers or other dispositions, in each case having a value not in excess of $5,000,000; (b) of access to multi-client data libraries owned by any member of the Group, but not including the sale, lease, transfer or other disposal of the ownership interests therein; (c) of assets in exchange for other assets having reasonably equivalent fair market value; (d) of (i) the seismic vessels “CGG Symphony” and “Geo Caribbean” (together with any streamers used in connection therewith) in exchange for equity, joint venture interests or other consideration, (ii) any seismic vessels that are subject to a purchase option as of the Effective Date to a person that is not a member of the Group (together with any streamers used in connection therewith), (iii) up to three other seismic vessels (together with any streamers used in connection therewith) in exchange for equity, joint venture interests or other consideration; and (iv) certain other assets, including certain other seismic vessels, related seismic equipment and other businesses, in each case set forth on a schedule provided to the Administrative Agent on or prior to the Effective Date, which schedule may be requested by any Lender or Eligible Assignee or potential Lender who has been offered a Term Loan by the Borrower, in exchange for equity, joint venture interests or other consideration; (e) made by (i) an Obligor to another Obligor or (ii) a non-Obligor to another non-Obligor or (iii) a non-Obligor to an Obligor; (f) constituting the creation of any Permitted Security; (g) to which the Administrative Agent (on the instructions of the Majority Lenders) shall have given prior written consent; (h) of any other assets of the Group (other than the Equity Interests of Sercel Inc. and Sercel Holding) where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for all other sales, leases, transfers or other disposals by the Group pursuant to this clause (h)) in any Fiscal Year does not exceed the greater of (i) $500,000,000 (or its equivalent in another currency or currencies) and (ii) 7.5% of the total assets of the Group; (i) of surplus, obsolete or worn out equipment, including the seismic vessel “Search”; (j) of notes or accounts receivable that, in order to resolve disputes that occur in the ordinary course of business, an Obligor may discount or otherwise compromise for less than the face value thereof; (k) of Cash or Cash

Equivalent Investments; (l) of Equity Interests by an Obligor in any of its Subsidiaries in order to qualify members of the board of directors (or similar governing body) of the Subsidiary, if required by applicable law; (m) of Equity Interests set forth on the schedule referenced in clause (d)(iv) above; (n) in connection with the Massy Sale; (o) of the Equity Interests of Sercel, Inc., Sercel Holding (including by way of a spin-off or initial public offering of the foregoing); provided that such transaction results (whether automatically, by election or otherwise) in a release of the relevant Sercel Companies (w) as guarantors of the Existing 2017 Bonds pursuant to Section 10.04 of the Existing 2017 Bond Indenture, (x) as guarantors of the Existing 2021 Bonds pursuant to Section 10.04 of the Existing 2021 Bond Indenture and (y) as Guarantors hereunder, if applicable; (p) of assets and/or Equity Interests (including intercompany notes) pursuant to the Fugro Restructuring and/or the Group Restructuring; provided that no such transaction shall result in (i) any Subsidiary that is an Obligor immediately prior to such transaction ceasing to be an Obligor after giving effect to such transaction or (ii) any asset or Equity Interest that is Transaction Security immediately prior to such transaction ceasing to be Transaction Security after giving effect to such transaction; (q) constituting a Qualifying Business Disposal; or (r) pursuant to clause (d) of the definition of Permitted Share Issue.

“Permitted Financial Indebtedness” shall mean (a) any Financial Indebtedness arising under any Finance Document; (b) any Financial Indebtedness arising under the Existing U.S. Revolving Facility Agreement or the Existing French Revolving Facility Agreement; (c) any Permitted Guarantee; (d) any Financial Indebtedness permitted under Section 6.16; (e) any Financial Indebtedness arising under or as a result of a Permitted Investment; provided that the amount of such Financial Indebtedness incurred after the Effective Date, together with any Permitted Refinancing Indebtedness in respect thereof, that is recourse to Parent or any Subsidiary shall not at any one time outstanding exceed $350,000,000 (or its equivalent in another currency or currencies) less the total amount of Permitted Guarantees issued pursuant to clause (f) of the definition thereof; (f) any Financial Indebtedness incurred by a member of the Group to which the Administrative Agent (on the instructions of the Majority Lenders) shall have given prior written consent; (g) any Financial Indebtedness arising under or as a result of (i) a finance or capital lease, or purchase money Financial Indebtedness incurred by Parent or any Subsidiary prior to or within 270 days after the acquisition, lease or improvement of an asset permitted under this Agreement in order to finance such acquisition or improvement, the aggregate principal amount of which when aggregated with the Financial Indebtedness under each other finance or capital lease or purchase money Financial Indebtedness entered into by members of the Group after the Effective Date (together with any Permitted Refinancing Indebtedness in respect of any of the foregoing) does not at any one time exceed $200,000,000 (or its equivalent in another currency or currencies); or (ii) any vessel charter being treated as a finance or capital lease under IFRS; (h) the Existing 2017 Bonds, the Existing 2019 Convertible Bonds, the Existing 2020 Convertible Bonds, the Existing 2021 Bonds and the Existing 2022 Bonds (and, in each case, any Permitted Refinancing Indebtedness in respect thereof); (i) any Financial Indebtedness listed on Schedule 1.01(b); (j) any Financial Indebtedness incurred by any Obligor after the Effective Date not falling within clauses (a) to (i) above or (k) to (v) below, the aggregate outstanding principal amount does not at any one time (together with any Permitted Refinancing Indebtedness in respect thereof) exceed the greater of (i) $500,000,000 (or its equivalent in another currency or currencies) and (ii) 7.5% of the total assets of the Group, in each case less the total amount of Permitted Guarantees issued in favor of non-Obligors pursuant to clause (d) of the definition thereof; (k) any Permitted Refinancing Indebtedness; (l) any Permitted Loan falling within clause (b) of the definition of Permitted Loan; (m) any Financial Indebtedness incurred to finance a Permitted Acquisition; provided that (i) after giving effect to the incurrence of any such Financial Indebtedness under this clause (m) and the proposed use of proceeds thereof (A) no Default or Event of Default shall have occurred and be continuing, (B) the Total Leverage Ratio calculated on a pro forma basis for the most recently ended Relevant Period would not exceed 5.00 to 1.00, and (ii) such Financial Indebtedness is pari passu with or junior to the Financial Indebtedness hereunder in right of payment; (n) any unsecured Financial Indebtedness; provided that (i) after giving effect to the incurrence of any such Financial Indebtedness under this clause (n) and the proposed use of proceeds thereof (A) no Default or Event of Default shall have occurred and be continuing and (B) the Interest Coverage Ratio calculated on a pro forma basis for the most recently ended Relevant Period would be greater than 3.00 to 1.00, and (ii) any such Financial Indebtedness (other than any unsecured local working capital facility) incurred under this clause (n) (w) matures (or becomes mandatorily redeemable at the option of the holder thereof) no earlier than six months after the Latest Term Loan Maturity Date in effect at the time of incurrence of such Financial Indebtedness, (x) requires no scheduled payment of principal (or other scheduled payment constituting a return of capital) prior to its maturity and (y) does not require Parent, the Borrower or any Subsidiary to maintain any specified financial condition (other than as a condition to the taking of certain actions or on terms no less favorable to Borrower or such Subsidiary than Financial Indebtedness existing at the date of incurrence); (o) Financial Indebtedness of a Subsidiary acquired after the Effective Date or a person merged into or consolidated with the Borrower or any Subsidiary after the Effective Date and Financial Indebtedness assumed in connection with the acquisition of assets, which Financial Indebtedness in each case, exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement, in an aggregate outstanding principal amount for all Financial Indebtedness under this clause (o) (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed $500,000,000 (or its equivalent in another currency or currencies) at any one time; (p) any Financial Indebtedness not falling within clauses (a) to (o) above or clauses (q) to (v) below and incurred by any members of the Group that are not Obligors after the Effective Date, the aggregate outstanding principal amount of which does not (together with any Permitted Refinancing Indebtedness in respect thereof) at any one time exceed the greater of (i) $350,000,000 (or its equivalent in another currency or currencies) and (ii) 5.0% of the total assets of the Group, in each case less the total amount of Permitted Guarantees issued pursuant to clause (g) of the definition thereof; (q) any Financial Indebtedness incurred to finance the acquisition of any seismic vessel and related seismic equipment (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed $150,000,000 (or its equivalent in another currency or currencies); (r) any Financial Indebtedness incurred to finance or refinance up to five vessels including the seismic vessels “CGG Alizé”, “Geo Coral”, “Geo Caribbean”, “Oceanic Challenger” or “Geo Celtic” (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed $350,000,000 (or its equivalent in another currency or currencies) at any one time; (s) Financial Indebtedness incurred to finance the acquisition of streamers and/or other marine equipment (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed $75,000,000 (or its equivalent in another currency or currencies); (t) the Fugro Vendor Loan (together with any Permitted Refinancing Indebtedness in respect thereof); (u) [Reserved]; and (v) any Financial

Indebtedness arising under any secured local working capital facilities not to exceed $150,000,000 (or its equivalent in another currency or currencies) outstanding at any one time. For purposes of determining compliance with this definition, in the event that an item of Financial Indebtedness meets the criteria of more than one of the categories of Financial Indebtedness described in clauses (a) through (v) of this definition, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Financial Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Financial Indebtedness in one or more of the above clauses.

“Permitted Guarantee” shall mean (a) any guarantee arising under the Finance Documents; (b) any guarantee arising under the Existing U.S. Revolving Facility Agreement, the Existing French Revolving Facility Agreement, the Existing 2017 Bonds, the Existing 2020 Bonds, the Existing 2021 Bonds, the Existing 2022 Bonds, Permitted Financial Indebtedness incurred under clause (m); (n) (insofar as it relates to unsecured local working capital facilities); (q); (r); (s); (t); or (v) of the definition thereof or any Permitted Refinancing Indebtedness in respect thereof; provided that any guarantee arising under the Existing U.S. Revolving Facility Agreement or the Existing French Revolving Facility Agreement shall be limited to guarantees issued by one or more Obligors (or by one or more persons that become Obligors substantially concurrently with the incurrence of such guarantees); (c) any guarantee issued by a member of the Group in the ordinary course of business and not in respect of Financial Indebtedness, including for the avoidance of doubt, any guarantee given to ship-managers or ship-owners in relation to vessel charter contracts in the ordinary course of business; (d) any guarantee issued by a member of the Group in respect of the Financial Indebtedness of another member of the Group; provided that the aggregate outstanding principal amount of guarantees issued after the Effective Date by Obligors in respect of Financial Indebtedness of members of the Group that are not Obligors shall not exceed at any one time the greater of (i) $500,000,000 (or its equivalent in another currency or currencies) and (ii) 7.5% of the total assets of the Group, in each case less the total amount of Permitted Financial Indebtedness incurred under clause (j) of the definition thereof; (e) any guarantee or indemnity or liability to which the Administrative Agent (acting on the instructions of the Majority Lenders) has consented in writing; (f) any guarantee issued by a member of the Group in respect of Financial Indebtedness arising under or as a result of a Permitted Investment; provided that the aggregate outstanding principal amount of such guarantees issued after the Effective Date shall not at any one time exceed $350,000,000 (or its equivalent in another currency or currencies) less the total amount of Permitted Financial Indebtedness incurred under clause (e) of the definition thereof that is recourse to Parent or any Subsidiary; (g) all guarantees (other than those permitted pursuant to clauses (a) to (f) above or clause (h) below) issued by members of the Group that are not Obligors the aggregate outstanding principal amount of which does not exceed the greater of (i) $350,000,000 (or its equivalent in another currency or currencies) and (ii) 5.0% of the total assets of the Group, in each case less the total amount of Permitted Financial Indebtedness incurred under clause (p) of the definition thereof; or (h) all guarantees in respect of Financial Indebtedness of Seabed Geosolutions B.V.; provided that the aggregate outstanding principal amount of such guarantees shall not at any one time exceed $150,000,000 (or its equivalent in another currency or currencies).

“Permitted Investment” shall mean the acquisition of or investment in any Equity Interest in any company, business, person, partnership or similar entity that Parent has recorded or designated as such to the Administrative Agent in writing or any Permitted Joint Venture; provided that (i) other than as provided in clause (ii) below, the aggregate net expenditures in all such acquisitions and investments and Permitted Joint Ventures made by members of the Group shall not exceed $350,000,000 (or its equivalent in another currency or currencies) from and after the Effective Date, and (ii) from and after the time at which $350,000,000 of such net expenditures have been made, the aggregate net expenditures in any other such acquisitions and investments made by members of the Group shall not exceed the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilize amounts available, if any, under both clause (i) and clause (ii) above).

“Permitted Joint Venture” shall mean (a) any Joint Venture listed on Schedule 1.01(d); (b) any Joint Venture to which the Administrative Agent (acting on the instructions of the Majority Lenders) has given prior written consent; or (c) any Joint Venture where (i) no Default is continuing on the date of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi-Security for the obligations of, the Joint Venture or would occur as a result of the acquisition of or investment in, or transfer or loan to, or guarantee, Security or Quasi-Security for the obligations of, a Joint Venture; (ii) the Joint Venture carries on, or is, a business (x) substantially the same as that carried on by the Group or (y) providing services or software products to the oil and gas industry or manufacturing equipment for use by the oil and gas industry (or any business that is reasonably complementary or related thereto); and (iii) the Joint Venture does not have any material contingent off-balance sheet, environmental, litigation or other liability except to the extent for which adequate reserves are being maintained in accordance with IFRS and/or in respect of which the relevant vendor (if any) has indemnified that member of the Group.

“Permitted Loan” shall mean (a) any loan made by a member of the Group in the ordinary course of business (in the case of loans and advances of the type described in other clauses of this definition, subject to the limitations set forth in such other clauses); (b) any loan made by a member of the Group to another member of the Group; provided that the aggregate principal amount of loans made after the Effective Date by Obligors to members of the Group that are not Obligors (determined without regard to any write-downs or write-offs of such loans) shall not exceed $700,000,000 (or its equivalent in another currency or currencies) at any time outstanding less the total amount of cash and non-cash consideration paid for Equity Interests issued pursuant to clause (d)(vi) of the definition of Permitted Share Issue (not including any consideration paid for any Equity Interests issued by non-Obligors to Obligors as a result of the requirements of applicable law) as such amount may be reduced by the aggregate amount of dividends and share capital redemptions received by any Obligor in respect of any such Equity Interests pursuant to clause (d)(vi) of the definition of Permitted Share Issue; (c) any loan with respect to which the Administrative Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent; (d) loans or advances to officers, directors and employees of Parent or any member of the Group made in the ordinary course of business and consistent with past practices of Parent and the Group (including portage) in an aggregate principal amount not to exceed $20,000,000 outstanding at any one time; (e) any loans and credits (other than those permitted pursuant to clauses (a) to (d) above or clause (f) below) made by a member of the Group; provided that, (i) other than as provided in subclause (ii) below, the aggregate principal amount of all such loans and credits shall not exceed $300,000,000 (or the equivalent of such sum in another currency or currencies) at any one time outstanding, and (ii) at any time at which $300,000,000 or more of loans and credits permitted by this clause (e) are outstanding, the aggregate principal amount of any other loans and credits permitted by this clause (e) shall not exceed the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilize amounts available, if any, under both subclause (i) and subclause (ii) of this clause (e)); and (f) any loans made by a member of the Group to Seabed Geosolutions B.V. in an aggregate principal amount not to exceed $100,000,000 outstanding at any one time.

“Permitted Merger” shall mean (a) an acquisition or disposal by way of merger provided that the acquisition or disposal is a Permitted Acquisition or a Permitted Disposal, as the case may be; (b) an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of a member of the Group where all of the business and assets of that member remain within the Group and if that member of the Group was an Obligor immediately prior to that amalgamation, demerger, merger, consolidation or corporate reconstruction, all of the business and assets of that member are retained by one or more other Obligors or a company which becomes an Obligor upon such merger; provided that (i) the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is liable for the obligations of the member of the Group it has merged with and (ii) the surviving entity of that amalgamation, demerger, merger, consolidation or corporate reconstruction is incorporated in the same jurisdiction as that member of the Group; (c) an amalgamation, demerger, merger, consolidation or corporate reconstruction on a solvent basis of any members of the Group that are not Obligors; or (d) the transfer of a business from one Obligor to another Obligor which is followed by the prompt winding up or dissolution of the transferor Obligor, provided that in the case of each of clauses (a) through (d) above, the Borrower is the surviving entity, where applicable, in any such transaction to which it is a party.

“Permitted Refinancing Indebtedness” shall mean any Financial Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Financial Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Financial Indebtedness so Refinanced (plus any unpaid accrued interest and premium thereon and any underwriting discounts, fees, commissions and expenses incurred in connection with such Refinancing); (b) each of the stated maturity and the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to that of the Financial Indebtedness being Refinanced; (c) if the Financial Indebtedness being Refinanced is subordinated in right of payment to the obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Financial Indebtedness being Refinanced; (d) no Permitted Refinancing Indebtedness shall have greater guarantees or security than the Financial Indebtedness being Refinanced (it being agreed that such guarantees or security may be different), provided that the foregoing clause (d) (to the extent it relates to guarantees only) shall not apply to the 2019/2020 Convertible Bond Refinancing or the Existing 2020 Bonds, as applicable, to the extent that the obligors under such 2019/2020 Convertible Bond Refinancing or the Existing 2020 Bonds, as applicable, are any of Sercel Canada Ltd., Sercel Australia Pty Ltd or CGG Canada Services Ltd. or are Obligors; (e) (x) if the obligor(s) in respect of the Financial Indebtedness being Refinanced are comprised solely of Obligors hereunder, then the obligor(s) in respect of the Permitted Refinancing Indebtedness shall not include any non-Obligors hereunder, (y) if the obligor(s) in respect of the Financial Indebtedness being Refinanced are comprised solely of non-Obligors hereunder, then the obligor(s) in respect of the Permitted Refinancing Indebtedness shall not include any Obligors hereunder and (z) if the obligor(s) in respect of the Financial Indebtedness being Refinanced include both Obligors and non-Obligors hereunder, then such Permitted Refinancing Indebtedness shall not have different obligors from the Financial Indebtedness being Refinanced (provided that no provision of this Agreement shall prohibit the removal of Sercel Australia Pty Ltd., Sercel Canada Ltd and/or CGG Canada Services Ltd. as Obligors in respect of any Financial Indebtedness (including Permitted Refinancing Indebtedness) of any member of the Group; and (f) if the Financial Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral on terms no less favorable to the Secured Parties than those contained in the documentation governing the Financial Indebtedness being Refinanced.

“Permitted Security” shall mean (a) any Security granted pursuant to the terms of the Existing U.S. Revolving Facility Agreement or the Existing French Revolving Facility Agreement, so long as such Security applies only to all or any portion of the Collateral (but not to any other assets) pursuant to one or more security agreements in accordance with the terms of the Intercreditor Agreement (or another intercreditor agreement containing terms that, taken as a whole, are at least as favorable to the Secured Parties as those contained in the Intercreditor Agreement); (b) any Security listed in Schedule 1.01(c) or any extension, renewal or replacement thereof, in each case except to the extent the principal amount secured by that Security (or the applicable extension, renewal or replacement) exceeds the amount as stated in that Schedule (or, if higher, the maximum amount of the relevant facility as stated in that Schedule); (c) any netting or set-off arrangement entered into by (i) any member of the Group in the ordinary course of its cash management arrangements for the purpose of netting debit and credit balances or (ii) in connection with a derivative transaction constituting Permitted Financial Indebtedness; (d) any lien arising by operation of law and in the ordinary course of business; (e) any sale of receivables on recourse terms or any Security constituted by any title transfer or retention of title or conditional sale arrangements, in each case which are entered into by any member of the Group in the normal course of its business up to a maximum aggregate amount of $100,000,000 (or its equivalent in another currency or currencies); (f) any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the Effective Date if (i) such Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group, (ii) the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group and (iii) such Security or Quasi-Security does not apply to any other property or assets of Parent, the Borrower or any Subsidiary; (g) any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the Effective Date, where the Security is created prior to the date on which that company becomes a member of the Group, if: (i) such Security or Quasi-Security was not created in contemplation of the acquisition of that company, (ii) the principal amount (or, if higher, the maximum principal amount of the relevant facility) secured has not increased in contemplation of or since the acquisition of that company and (iii) such Security or Quasi-Security does not apply to any other property or assets of Parent, the Borrower or any Subsidiary

(other than a Subsidiary so acquired); (h) any Security or Quasi-Security entered into pursuant to any Finance Document; (i) any Security created in respect of any tax assessment or governmental charge or claim; provided that (i) the aggregate amount secured by such Security is less than $200,000,000 (or its equivalent in another currency or currencies), (ii) such assessment, charge or claim has not yet become due or is being contested in good faith, (iii) adequate reserves are being maintained for such assessment, charge or claim, (iv) payment in respect of such assessment, charge or claim has not yet become due or can be lawfully withheld and (v) any such assessment, charge or claim which relates to an amount in excess of $25,000,000 (or its equivalent in another currency or currencies) has been notified to the Administrative Agent; (j) any Security to which the Administrative Agent (acting on the instructions of the Majority Lenders) shall have given prior written consent; (k) any Security securing Financial Indebtedness arising or permitted under (i) clause (j) (to the extent the proceeds thereof are applied to consummate a Permitted Acquisition), (k) or (m) of the definition of Permitted Financial Indebtedness; provided that (A) in respect of any such Financial Indebtedness arising in connection with a Permitted Acquisition, such Security applies solely to property or assets acquired with the proceeds of such Permitted Financial Indebtedness and, if customary in relation to the type of acquisition, over the shares in, or other assets of, the member of the Group making the acquisition provided the value of such additional Security does not substantially increase the overall financial value of the relevant Security and (B) in the case of Security for Permitted Refinancing Indebtedness is otherwise limited to the same Security that was granted in connection with the Financial Indebtedness being Refinanced, (ii) clause (g), (o), (r) and/or (t) of the definition of Permitted Financial Indebtedness or any sale and leaseback where the lease would be treated as an operating lease in accordance with IFRS, (iii) clause (q) of the definition of Permitted Financial Indebtedness; provided that such Security applies solely to the seismic vessels and related seismic equipment acquired, any Equity Interests of any special purpose entity acquiring such seismic vessels and related seismic equipment and any other assets of any such special purpose entity and (iv) clause (s) of the definition of Permitted Financial Indebtedness; provided that such Security applies solely to the marine equipment and streamers acquired and/or other assets of a similar type to those acquired; (l) any Security in assets, not subject to Transaction Security, securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under clauses (a) to (k) above or (m) to (z) below) does not exceed $150,000,000 (or its equivalent in another currency or currencies) at any one time outstanding; (m) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, bids, leases, government contracts, trade contracts and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Transaction Security on account thereof; (n) any attachment or judgment Security not constituting an Event of Default under paragraph (p) of Article VII and being contested in good faith or discharged within 60 days; (o) licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Finance Documents and not interfering in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries or resulting in a material diminution in the value of any Transaction Security as security for the obligations under the Finance Documents; (p) easements, rights-of-way, restrictions, encroachments and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Parent or any of its Subsidiaries or result in a material diminution in the value of any Transaction Security as security for the obligations under the Finance Documents; (q) any (i) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (ii) Security or restriction that the interest or title of such lessor or sublessor may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any Security or restriction referred to in the preceding clause (ii), so long as the holder of such Security or restriction agrees to recognize the rights of such lessee or sublessee under such lease; (r) Security arising from filing UCC financing statements relating solely to operating leases not prohibited by this Agreement; (s) Security over rental deposits in respect of any property leased or licensed by a member of the Group in the ordinary course of business; (t) any zoning or similar law or right reserved to or vested in any Government Authority to control or regulate the use of any real property; (u) Security securing obligations (other than obligations representing Financial Indebtedness) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Parent and its Subsidiaries; (v) Security over shares in a Permitted Investment to secure obligations to Permitted Joint Venture partners or other investors in such Permitted Investment, as applicable; (w) Security over bank accounts granted pursuant to such bank’s standard terms and conditions for deposit accounts; (x) any Security granted in connection with any Financial Indebtedness incurred for the purpose of acquiring any assets or rights of the kind used or usable by the Group in the geology, geophysics and reservoir (GGR) business (or any business that is reasonably complementary or related thereto as determined in good faith by the Borrower’s board of directors or the equivalent body of the member of the Group making the acquisition), provided that after giving effect to such acquisition and the financing thereof, the Total Leverage Ratio calculated on a pro forma basis for the most recently ended Relevant Period would be less than or equal to 5.00 to 1.00; or (y) any Security securing guarantees granted pursuant to clause (h) of the definition of Permitted Guarantee; provided that such Security is limited to the economic interests and related rights of the Group in Seabed Geosolutions B.V.

“Permitted Share Issue” shall mean (a) the issue of Equity Interests pursuant to any warrants, rights, options, convertible debt securities or any other convertible securities (including pursuant to any anti-dilution provisions contained in the agreements governing such securities) issued by Parent and outstanding on the Effective Date and set forth on Schedule 1.01(e); (b) the issue by Parent of any Equity Interests pursuant to any share option scheme or issue of free shares to senior management of the Group; (c) distributions in the form of common or perpetual preferred Equity Interests by any member of the Group (other than Parent) to its shareholders or equityholders on a pro rata basis; (d) the issue of common or perpetual preferred Equity Interests (i) by an Obligor to an Obligor; (ii) by a non-Obligor to a non-Obligor; (iii) by an Obligor to a non-Obligor; (iv) by a wholly owned non-Obligor to an Obligor in exchange for consideration consisting solely of non-Cash and non-Cash Equivalent Investments; (v) in connection with a Permitted Acquisition under clause (b) of the definition thereof or a Permitted Investment and (vi) by a non-Obligor to an Obligor for consideration in an amount not to exceed $700,000,000 at any time outstanding (not including any Equity Issuances pursuant to clause (h) of this definition) less the aggregate principal amount of loans made after the Effective Date by Obligors to members of the Group that are not Obligors, pursuant to clause (b) of the definition of Permitted Loan (such aggregate principal amount outstanding to be reduced by the amount of any dividends or share capital redemptions received by any Obligor paid in respect of any Equity Interests issued by any non-Obligor pursuant to clause(d)(vi)); (e) the issue by Parent of its own Equity Interests (other than Disqualified Stock) or warrants, rights and/or options for such Equity Interests; (f) the issue of Equity Interests of Sercel Holding, Sercel Inc. (including to effect an initial public offering of the foregoing); provided that such transaction results (whether automatically, by election or otherwise) in a release of the relevant Sercel Companies (w) as guarantors of the Existing 2017 Bonds pursuant to Section 10.04 of the Existing 2017 Bond Indenture, (x) as guarantors of the Existing 2021 Bonds pursuant to Section 10.04 of the Existing 2021 Bond Indenture and (y) as Guarantors hereunder, if applicable; (g) the issue of common or perpetual preferred Equity Interests in connection with any Qualifying Business Disposal; or (h) the issue of Equity Interests by non-Obligors to Obligors to the extent required by applicable law to the extent the chief financial officer of Parent confirms that he reasonably anticipates that such issuance of Equity Interests is required to maintain future compliance with legal requirements.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Government Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) within the meaning of Section 3(2) of ERISA and subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and with respect to which any U.S. Group Member or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledge and Security Agreement (U.S.)” shall mean the Pledge and Security Agreement (U.S.), dated as of the Closing Date and substantially in the form attached as Exhibit G, among the Borrower, the other Subsidiaries party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Prime Rate” shall mean for any day the “U.S. Prime Lending Rate” published by the Wall Street Journal in effect on such day.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualifying Acquisition” shall mean an acquisition of any business or not less than 67% of the issued Equity Interests of a limited liability company or corporation (or, as applicable in a jurisdiction outside the United States, an organization having an equivalent status in such jurisdiction), it being understood that, for the purposes of an acquisition that is consummated pursuant to a public tender offer, such condition shall be deemed satisfied by the acquisition of not less than a majority of the issued Equity Interests of such entity so long as such public tender offer is made for not less than 67% of the issued Equity Interests of such entity that are capable of acquisition by way of a public tender offer; provided that (a) the relevant company, business, undertaking, person, partnership or similar arrangement carries on, or is, a business (x) substantially the same as that carried on by the Group or (y) providing services or software products to the oil and gas industry or manufacturing equipment for use by the oil and gas industry (or any business that is reasonably complementary or related thereto); and (b) after giving effect to such acquisition, (i) the sum of (x) the amount of unused and available commitments under the Existing U.S. Revolving Facility Agreement plus (y) the amount of the unused and available commitments under the Existing French Revolving Facility Agreement plus (z) the amount of the unused and available commitments under any other Financial Indebtedness that is a revolving credit facility or line of credit shall not be less than $50,000,000 and (ii) the Total Leverage Ratio calculated on a pro forma basis for the most recently ended Relevant Period would be no greater than 5.00 to 1.00.

“Qualifying Business Disposal” shall mean a sale, demerger or other disposal of all or any portion of a business of the Group, including any reorganization of such business (including by means of intra-Group transfers of assets and liabilities) as is required or advisable in connection with such sale, demerger or other disposal; provided that such sale, demerger or other disposal (a) relates only to the assets of non-Obligors or shares issued by non-Obligors, (b) does not involve, in the aggregate with all other such sales, demergers and other disposals, a business or businesses (or any portion of such business or businesses) the EBITDA of which constituted greater than 25% of the Group’s EBITDA during the most recently ended Relevant Period, and (c) is made for fair market value.

“Quarter Date” shall mean the last day of a Financial Quarter.

“Quarterly Financial Statement” shall mean the financial statements delivered pursuant to Section 5.01(b).

“Quasi-Security” shall have the meaning assigned to such term in Section 6.07(a).

“Receiver” shall mean a receiver or receiver and manager or administrative receiver of the whole or any part of the Collateral.

“Refinance” shall have the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness”.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation” shall have the meaning assigned to such term in Section 3.29.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Relevant Jurisdiction” shall mean, in relation to an Obligor (a) its jurisdiction of incorporation, (b) any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated, (c) any jurisdiction where it conducts its business and (d) the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Relevant Period” shall mean (a) each period of twelve months ending on the last day of Parent’s financial year and (b) each period of twelve months ending on the last day of each Financial Quarter of Parent’s Fiscal Year.

“Repayment Date” shall have the meaning given such term in Section 2.11.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person (including, in the case of a Foreign Obligor, a director or officer of such person reasonably satisfactory to the Administrative Agent) and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Party” shall have the meaning assigned to such term in Section 3.24(a).

“Restricted Payment” shall have the meaning assigned to such term in Section 6.12(a).

“SECO” shall have the meaning assigned to such term in Section 3.24(a).

“Secured Parties” shall have the meaning assigned to such term in any Security Document.

“Security” shall mean a mortgage, charge, pledge, lien, assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents” shall mean the Guarantee Agreement, the Pledge and Security Agreement (U.S.), the Share Pledge Agreements, the Dutch Security Agreements, the Intercreditor Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.20, together with any other document entered into by any Obligor creating or expressed to create any Security over all or any part of its assets in respect of the obligations of any of the Obligors under any of the Finance Documents.

“Sercel Company” shall mean (a) Sercel S.A., a French limited liability corporation (registration number 378 040 497 RCS Nantes), (b) Sercel, Inc., an Oklahoma corporation, (c) Sercel Holding, (d) Sercel Australia Pty Ltd, an Australian company, (e) Sercel Canada Ltd, a Canadian company, and/or (f) any successor by merger of any of the foregoing.

“Sercel Holding” shall mean any holding company (including Sercel Holding S.A., a French limited liability corporation (registration number 866 800 756 RCS Nantes) that, together with Parent, holds all of the outstanding capital stock of Sercel S.A., a French limited liability corporation (registration number 378 040 497 RCS Nantes), and, together with the Borrower, holds all of the outstanding capital stock of Sercel, Inc., an Oklahoma corporation (other than directors’ qualifying shares and capital stock held by other statutorily required minority shareholders).

“Share Pledge Agreements” shall mean (a) each share pledge agreement, dated as of the Closing Date, between the applicable pledgor and the Collateral Agent in respect of the applicable Shares, and substantially in the form attached as Exhibit G and (b) each other share pledge agreement executed and delivered in connection with the terms of this Agreement or any other Security Document.

“Shares” shall mean all the issued shares owned by any Obligor in the capital of (a) each Domestic Subsidiary that is a Guarantor, (b) the Borrower, (c) Sercel Holding, (d) CGG Services S.A., (e) Sercel S.A., (f) CGG Services (UK) Ltd., (g) CGG Data Services AG and (h) each direct Domestic Subsidiary of the Borrower or any Guarantor (other than STX Corp., Geosensor Corp., GRC Singapore LLC, GRC Mexico LLC and GRC Dubai LLC); provided that, to the extent that the constitutional documents of or contractual arrangements relating to such subsidiary restrict or prohibit any transfer of its Equity Interests or the granting or enforcement of Transaction Security (as such constitutional documents or contractual arrangements are in effect on the Effective Date or, if later, the date on which such Equity Interests are acquired by the applicable Obligor or Obligors, so long as such restriction or prohibition was not created in contemplation of such acquisition), only such Equity Interests (if any) that may be pledged without violating such constitutional documents or such contractual arrangements will constitute “Shares”.

“Solvent” shall have the meaning assigned to such term in Section 3.07(a).

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“SPC” shall have the meaning assigned to such term in Section 9.04(j).

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Term Loan) is subject for Eurocurrency

Liabilities (as defined in Regulation D of the Board). Eurodollar Term Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise consolidated in the financial statements of the parent in accordance with IFRS.

“Subsidiary” shall mean any subsidiary of Parent.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan. Unless the context otherwise requires, the term “Term Lender” shall include any Incremental Term Lender.

“Term Loan Commitment” shall mean, (a) with respect to each Initial Lender, the commitment of such Initial Lender to make Term Loans hereunder by delivering Existing Indebtedness, in each case in exchange for Term Loans in a maximum principal amount equal to the amount set forth for such Initial Lender on Schedule 2.01, which schedule shall be provided by the Borrower to the Administrative Agent on or prior to the Closing Date and (b) with respect to each Incremental Term Lender, the commitment of such Incremental Term Lender to make Term Loans hereunder as set forth in the Incremental Assumption Agreement pursuant to which such Lender established its Term Loan Commitment, as the same may be (i) reduced from time to time pursuant to Section 2.09 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Loan Commitments.

“Term Loan Maturity Date” shall mean (a) with respect to the Term Loans made on the Closing Date, May 15, 2019 and (b) with respect to any Incremental Term Loans and Other Term Loans, the maturity date indicated in the agreements documenting such Term Loans.

“Term Loans” shall mean the term loans made by the Initial Lenders to the Borrower pursuant to Section 2.01(a). Unless the context shall otherwise require, the term “Term Loans” shall include any Incremental Term Loans and Other Term Loans.

“Total Interest Costs” shall mean, with respect to any person for any period, the sum, without duplication, of the following: (a) the consolidated interest expense of such person and its subsidiaries for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with capital lease obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of all payments made or received (if any) pursuant to Treasury Transactions in respect of interest rates but excluding amortization of debt issuance costs and non-cash charges other than any non-cash interest expenses related to convertible bonds) and (b) the consolidated interest expense of such person and its restricted Subsidiaries that was capitalized during such period.

“Total Leverage Ratio” shall mean the ratio of Total Net Debt to EBITDA; provided that to the extent any Permitted Disposal or any Permitted Acquisition has occurred during the Relevant Period, the Total Leverage Ratio shall be determined for such Relevant Period on a pro forma basis for such occurrences.

“Total Net Debt” shall mean, at any time (without double counting), the aggregate principal amount of indebtedness, after deducting Cash of Parent, in respect of (a) moneys borrowed in respect of bank debt (including, for the avoidance of doubt, the Existing U.S. Revolving Facility Agreement and the Existing French Revolving Facility Agreement); (b) all amounts outstanding under any Finance Document; (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; (d) any amount raised pursuant to any issue of Disqualified Stock and all obligations to purchase, retire, defease or otherwise acquire for value any share capital of any person or any warrants, rights or options to acquire such share capital; (e) the amount of any liability in respect of any Capital Lease Obligations; (f) the amount of any liability in respect of any advance or deferred purchase agreement if the primary reason for entering into such agreement is to raise finance; (g) receivables sold or discounted (other than on a non-recourse basis); (h) any agreement or option to re-acquire an asset if the primary reason for entering into such agreement or option is to raise finance and (i) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing, except for financing by trade creditors; provided that any indebtedness for or in respect of any Permitted Guarantee shall not be included in the calculation of “Total Net Debt” hereunder to the extent such indebtedness is not due and payable.

“Transaction Security” shall mean the Security granted in favor of the Finance Parties by any Obligor pursuant to each Security Document.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance by the Obligors of the Finance Documents to which they are a party and the making of the Borrowings hereunder (including the Term Loans deemed made on the Closing Date pursuant to an Exchange Offer); and (b) the payment of related fees and expenses.

“Treasury Rate” shall mean, as of the date of any prepayment with respect to which Applicable Premium Amount shall be calculated, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year.

“Treasury Transaction” shall mean any derivative transaction entered into pursuant to a Hedging Agreement in connection with protection against or benefit from fluctuation in any rate or price.

“Type”, when used in respect of any Term Loan or Borrowing, shall refer to the Rate by reference to which interest on such Term Loan or on the Term Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UKHMT” shall have the meaning assigned to such term in Section 3.24(a).

“UN” shall have the meaning assigned to such term in Section 3.24(a).

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Group Member” shall mean any member of the Group that is incorporated, resident or with its principal place of business in the United States of America, any state thereof or the District of Columbia, or which owns or leases property or otherwise conducts business in the United States of America, any state thereof or the District of Columbia.

“U.S. Person” shall mean a “United States Person” as defined in Section 7701(a)(30) of the Code and includes the sole owner of any entity that is disregarded as being an entity separate from such owner for U.S. Federal income tax purposes.

“Voluntary Prepayment” shall mean a prepayment of principal of Term Loans pursuant to Section 2.12 in any year (other than any such prepayment to the extent financed with the proceeds of Financial Indebtedness, casualty proceeds, condemnation proceeds or other proceeds that would not be included in EBITDA) to the extent that such prepayment reduces the scheduled installments of principal due in respect of Term Loans as set forth in Section 2.11(a) in any subsequent year.

“wholly owned subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.

“Winding-up Petition” shall have the meaning assigned to such term in Article VII(h).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield Differential” shall have the meaning assigned to such term in Section 2.22(b).

SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in IFRS occurring after the Effective Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Majority Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of IFRS in effect immediately before the relevant change in IFRS became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Majority Lenders. Unless a contrary indication appears, any reference in this Agreement to (i) the “Administrative Agent”, the “Collateral Agent”, any “Finance Party”, any “Lender” or any “Obligor” shall be construed so as to include its successors in title, permitted assigns and permitted transferees; (ii) “assets” includes present and future properties, revenues and rights of every description; (iii) “corporate reconstruction” includes in relation to any company any contribution of part of its business in consideration of shares (apport partiel d’actifs) and any demerger (scission) implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce; any merger and any transmission universelle de patrimoine; (iv) a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, modified, supplemented, replaced, novated or restated from time to time; (v) a “guarantee” includes any “cautionnement”, “aval” and any “garantie” which is independent from the debt to which it relates; (vi) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent; (vii) “merger” includes any fusion implemented in accordance with articles L.236-1 to L.236-24 of the French Code de Commerce or any merger implemented in accordance with the Delaware General Corporation Law; (viii) a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, compliance with which is customary for the persons to whom it is addressed) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization; (ix) a “security interest” includes any type of security (sûreté réelle) and transfer by way of security; and (x) a provision of law is a reference to that provision as amended or restated. Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement. A Default (including an Event of Default) is “continuing” if it has not been remedied or waived.

SECTION 1.03. Dutch Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement where it relates to an Obligor incorporated under the laws of the Netherlands, a reference to:

(a) a “security interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(b) a “winding-up”, “reorganization” or “dissolution” (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard), dissolved (ontbonden) or subjected to emergency regulations (noodregeling) on the basis of the Dutch Act on Financial Supervision (Wet op het financieel toezicht);

(c) a “moratorium” includes surseance van betaling;

(d) any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 60 of the Social Insurance Financing Act of the Netherlands (Wet Financiering Sociale Verzekeringen) in conjunction with Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990); and

(e) a “receiver” includes a curator and a bewindvoerder.

SECTION 1.04. French Terms. Without prejudice to the generality of any provision of this Agreement, in this Agreement, where they relate to an Obligor incorporated under the laws of France, the references to:

(a) a winding-up, administration or dissolution will be construed so as to include a redressement judiciaire, cession totale de l’entreprise, liquidation judiciaire or a procédure de sauvegarde, sauvegarde accélérée or sauvegarde financière accélérée under Livre Sixième of the French Commercial Code;

(b) Insolvency and liquidation proceedings or similar arrangements with any creditor (including references to the “relief of debtors”) will be construed so as to include a procédure de conciliation and mandat ad hoc under Livre Sixième of the French Commercial Code; and

(c) any person appointed as a result of any proceedings described in paragraphs (a) and (b) above will be construed so as to include an administrateur judiciaire, mandataire ad hoc, conciliateur and mandataire liquidateur.

SECTION 1.05. Classification of Term Loans and Borrowings. For purposes of this Agreement, Term Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Term Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Loan Borrowing”).

SECTION 1.06. Intercreditor Agreement. This Agreement shall be read and construed in accordance with the terms of the Intercreditor Agreement. In the case of any inconsistency between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall prevail.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) (i) Making of Term Loans. On the Closing Date, upon satisfaction or waiver of the applicable conditions precedent set forth in Section 4.03, each Initial Lender severally agrees to deliver Existing Indebtedness to the Borrower in exchange for Term Loans in an aggregate principal amount set forth opposite its name on Schedule 2.01 hereto. (ii) Borrowing Mechanics for Term Loans. Each Initial Lender shall deliver and exchange Existing Indebtedness (through the Automated Tender Offer Program of The Depository Trust Company) held by it in an amount set forth opposite its name on Schedule 2.01 hereto. Each Initial Lender that has satisfied the actions described in the preceding sentence shall be deemed to have made on the Closing Date, and shall have made, a Term Loan in an aggregate principal amount set forth opposite its name on Schedule 2.01. Each Initial Lender shall execute a Joinder on or prior to the Closing Date.

(b) Each Lender having an Incremental Term Loan Commitment agrees, severally and not jointly, subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the applicable Incremental Assumption Agreement to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment. Amounts paid or prepaid in respect of Incremental Term Loans may not be reborrowed.

SECTION 2.02. Term Loans. (a) Each Term Loan shall be made as part of a Borrowing consisting of Term Loans made by the Lenders ratably in accordance with their respective applicable Commitments; provided, however, that the failure of any Lender to make any Term Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Term Loan required to be made by such other Lender). The Term Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 and not less than $5,000,000 (except, with respect to any Incremental Term Borrowing, to the extent otherwise provided in the related Incremental Assumption Agreement) or (ii) in the case of the Term Loans deemed made on the Closing Date, equal to the applicable Commitments.

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Term Loans or Eurodollar Term Loans as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Term Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Term Loan; provided that, subject to Section 2.21(b), any exercise of such option shall not affect the obligation of the Borrower to repay such Term Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the

Borrower shall not be entitled to request any Borrowing that, if made, would result in more than 10 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Term Loan (other than, for the avoidance of doubt, Term Loans received in exchange for Existing Indebtedness) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Term Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Term Loan as part of such Borrowing for purposes of this Agreement.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the applicable Term Loan Maturity Date.

SECTION 2.03. Borrowing Procedure. In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before a proposed Borrowing or such shorter time as agreed to by the Administrative Agent, and (b) in the case of an ABR Borrowing, not later than 5:00 p.m., New York City time, the Business Day prior to the proposed Borrowing or such shorter time as agreed to by the Administrative Agent. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery or fax to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether the Borrowing then being requested is to be a Term Borrowing or an Incremental Term Borrowing, and whether such Borrowing is to be a

Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds, if any, are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and, if applicable, of each Lender’s portion of the requested Borrowing.

SECTION 2.04. Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain, in accordance with its usual practice, an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Term Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Term Loan made hereunder, the Class and Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall, absent manifest error, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Term Loans in accordance with their terms.

(e) Any Lender may request that Term Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05. Fees. (a) The Borrower agrees (i) to pay to the Administrative Agent, for its own account, the administrative agent fees, as set forth in a separate fee letter to be agreed by the Administrative Agent, Parent and the Borrower as of the Closing Date, at the times and in the amounts specified therein (the “Administrative Agent Fees”) and (ii) to pay to the Collateral Agent, for its own account, the collateral agent fees, if any, as may be agreed by the Collateral Agent, Parent and the Borrower (the “Collateral Agent Fees”).

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent and the Collateral Agent, as applicable, for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06. Interest on Term Loans. (a) Subject to the provisions of Section 2.07, the Term Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Term Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Term Loan shall be payable on the Interest Payment Dates applicable to such Term Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07. Default Interest. If the Borrower shall default in the payment of any principal of or interest on any Term Loan or any other amount due hereunder, by acceleration or otherwise, or under any other Finance Document, then, until such defaulted amount shall have been paid in full, to the extent permitted by law, all amounts outstanding under this Agreement and the other Finance Documents shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal, at the rate otherwise applicable to such Term Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the rate that would be applicable to an ABR Term Loan plus 2.00% per annum.

SECTION 2.08. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Term Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar

Term Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 or 2.10 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09. Termination and Reduction of Commitments. The Term Loan Commitments (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Assumption Agreement) shall automatically terminate upon the earlier of (x) the deemed making of the Term Loans on the Closing Date and (y) the date that is 45 days after the Effective Date.

SECTION 2.10. Conversion and Continuation of Borrowings. The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 noon, New York City time, three Business Days prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 12:00 noon, New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 12:00 noon, New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Term Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Term Loan of such Lender resulting from such conversion and reducing the Term Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; and accrued interest on any Eurodollar Term Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing;

(vii) no Interest Period may be selected for any Eurodollar Term Borrowing that would end later than a Repayment Date occurring on or after the first day of such Interest Period if, after giving effect to such selection, the aggregate outstanding amount of (A) the Eurodollar Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, with Interest Periods ending on or prior to such Repayment Date and (B) the ABR Term Borrowings comprised of Term Loans or Other Term Loans, as applicable, would not be at least equal to the principal amount of Term Borrowings to be paid on such Repayment Date; and

(viii) upon notice to the Borrower from the Administrative Agent given at the request of the Majority Lenders, after the occurrence and during the continuance of a Default or Event of Default, (x) no outstanding Term Loan may be converted into, or continued as, a Eurodollar Term Loan and (y) each outstanding Eurodollar Borrowing shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the applicable Lenders of any notice given pursuant to this Section 2.10 and of each such Lender’s portion of any converted or continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11. Repayment of Term Borrowings. (a) The Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, (i) on the last day of each March, June, September and December (beginning with March 2016), or if any such date is not a Business Day, on the next preceding Business Day (each such date being called a “Repayment Date”), a principal amount of the Term Loans outstanding on the Closing Date (as adjusted from time to time pursuant to Sections 2.12(b), 2.13(d) and 2.22(d)) equal to 0.25% of the aggregate principal amount of all Term Loans outstanding on the Closing Date and (ii) all unpaid aggregate principal amounts of any outstanding Term Loans on the Closing Date on the applicable Term Loan Maturity Date.

(b) The Borrower shall pay to the Administrative Agent, for the account of the Incremental Term Lenders, (i) on each Incremental Term Loan Repayment Date, a principal amount of the Incremental Term Loans (as adjusted from time to time pursuant to Sections 2.12(b), 2.13(d) and 2.22(d)) equal to the amount set forth for such date in the applicable Incremental Assumption Agreement, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment and (ii) all unpaid aggregate principal amounts of any outstanding Incremental Term Loans on the applicable Term Loan Maturity Date.

(c) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12. Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon at least three Business Days’ prior written or fax notice (or telephone notice promptly confirmed by written or fax notice) in the case of Eurodollar Term Loans, or written or fax notice (or telephone notice promptly confirmed by written or fax notice) at least one Business Day prior to the date of prepayment in the case of ABR Term Loans, to the Administrative Agent before 12:00 noon, New York City time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

(b) Optional prepayments of Term Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.11 as directed by the Borrower.

(c) Each notice of prepayment shall specify (i) the prepayment date, (ii) the principal amount of each Borrowing (or portion thereof) to be prepaid and (iii) the Class of Term Loans to be prepaid, shall be irrevocable (provided that such notice may be conditioned on receiving the proceeds of any refinancing) and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to Sections 2.12(d) and 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(d) In the event that for any reason the Borrower makes any optional prepayment (or mandatory prepayments pursuant to Section 2.13(c)) of Term Loans prior to the date that is 12 months after the Closing Date, such prepayment(s) shall be accompanied by the payment by the Borrower to the Administrative Agent, for the ratable account of each of the applicable Lenders, of the Applicable Premium Amount (if any) applicable to the Term Loans so prepaid or repaid.

SECTION 2.13. Mandatory Prepayments. (a) [Reserved].

(b) No later than the earlier of (i) 180 days after the end of each Fiscal Year of Parent, commencing with the Fiscal Year ending on December 31, 2016, and (ii) the fifth Business Day following the date on which the financial statements with respect to such period are delivered pursuant to Section 5.01(a), the Borrower shall prepay outstanding Term Loans in accordance with Section 2.13(d) in an aggregate principal amount equal to the excess, if any, of (x) 50%

Excess Cash Flow for such Fiscal Year over (y) the aggregate amount of Voluntary Prepayments made during (A) such Fiscal Year and (B) to the extent not applied under this clause (y) to reduce the mandatory prepayment due under this paragraph (b) in respect of the immediately preceding Fiscal Year, such immediately preceding Fiscal Year.

(c) In the event that any Obligor or any subsidiary of an Obligor shall receive Net Cash Proceeds from the issuance or incurrence of Financial Indebtedness of any Obligor or any subsidiary of an Obligor (other than any cash proceeds from the issuance or incurrence of Permitted Financial Indebtedness), the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day following) the receipt of such Net Cash Proceeds by such Obligor or such subsidiary, apply an amount equal to 100% of such Net Cash Proceeds to prepay outstanding Term Loans in accordance with Section 2.13(d).

(d) Mandatory prepayments of outstanding Term Loans under this Agreement shall be allocated pro rata between the Term Loans and the Other Term Loans and applied first, to prepay outstanding Term Loans of the Term Lenders that accept the same (with each Term Lender being given the right to elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”)). All such accepted prepayments shall be applied to the unpaid amounts due on the next succeeding scheduled installments of principal due in respect of the Term Loans and the Other Term Loans under Sections 2.11(a)(i) and 2.11(a)(ii), respectively, in direct order of maturity. Funds that otherwise would have been applied to any such mandatory prepayments that are rejected by the Term Lenders may be retained by the Borrower.

(e) The Borrower shall deliver to the Administrative Agent (i) at the time of each prepayment required under this Section 2.13, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment and (ii) to the extent practicable, at least three Business Days’ prior written notice of such prepayment. Each notice of prepayment shall specify the prepayment date, the Class and Type of each Term Loan being prepaid and the aggregate principal amount of each Term Loan (or portion thereof) to be prepaid. All prepayments of Borrowings under this Section 2.13 shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.14. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate); (ii) subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Term Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Term Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or liquidity or on the capital or liquidity of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.15. Change in Legality. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Term Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Term Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Term Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Term Loans will not thereafter (for such duration) be converted into Eurodollar Term Loans, whereupon any request for a

Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Term Loan (or a request to continue an ABR Term Loan as such for an additional Interest Period or to convert a Eurodollar Term Loan into an ABR Term Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Term Loans made by it be converted to ABR Term Loans, in which event all such Eurodollar Term Loans shall be automatically converted to ABR Term Loans as of the effective date of such notice as provided in paragraph (b) below.

(b) In the event any Lender shall exercise its rights under Section 2.15(a)(i) or (ii), all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Term Loans that would have been made by such Lender or the converted Eurodollar Term Loans of such Lender shall instead be applied to repay the ABR Term Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Term Loans.

(c) For purposes of this Section 2.15, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Term Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Term Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

SECTION 2.16. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Term Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Term Loan to an ABR Term Loan, or the conversion of the Interest Period with respect to any Eurodollar Term Loan, in each case other than on the last day of the Interest Period in effect therefor or (iii) any Eurodollar Term Loan to be made by such Lender (including any Eurodollar Term Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Term Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Term Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Term Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period; provided that for the avoidance of doubt, the proviso at the end of the definition of Adjusted LIBO Rate shall not be taken into account when calculating such loss. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 2.17. Pro Rata Treatment. Except as required under Section 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Term Loans, each reduction of the Term Loan Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Term Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Obligor, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Term Loan or Term Loans as a result of which the unpaid principal portion of its Term Loans shall be proportionately less than the unpaid principal portion of the Term Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Term Loans of such other Lender, so that the aggregate unpaid principal amount of the Term Loans and participations in Term Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Term Loans then outstanding as the principal amount of its Term Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Term Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by any Obligor pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant. The Borrower and Parent expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Term Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower and Parent to such Lender by reason thereof as fully as if such Lender had made a Term Loan directly to the Borrower in the amount of such participation. Each Lender shall provide the Administrative Agent with prior written notice in the event of such Lender’s exercise of a right of banker’s lien, setoff, counterclaim or otherwise against the Borrower or any other Obligor pursuant to the terms of this Section 2.18.

SECTION 2.19. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or other amounts) hereunder and under any other Finance Document not later than 12:00 (noon), New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, NY 10010. All payments received by the Administrative Agent after such time shall be deemed received on the next Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or other amounts) hereunder or under any other Finance Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20. Taxes. (a) Except as required by applicable law, any and all payments by or on account of any obligation of the Borrower or any other Obligor hereunder or under any other Finance Document shall be made free and clear of and without deduction or withholding for any Taxes; provided that, if the Borrower or any other Obligor shall be required to deduct or withhold any Indemnified Taxes or from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or such Obligor shall make such deductions or withholdings and (iii) the Borrower or such Obligor shall pay the full amount deducted or withheld to the relevant Government Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Government Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender within 10 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any other Obligor hereunder or under any other Finance Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable out-of-pocket expenses arising therefrom or with respect thereto (other than any sums arising solely as a result of the misconduct or negligence of the Administrative Agent or such Lender, as the case may be), whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement or any Finance Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Government Authority. The indemnity under this Section 2.20(d) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Finance Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) As soon as practicable after any payment of Indemnified Taxes by the Borrower or any other Obligor to a Government Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) (i) Any Lender that is entitled to an exemption from or reduction of U.S. Federal withholding tax (including U.S. Federal backup withholding tax) with respect to payments under this Agreement or any other Finance Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (B) and (D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest hereunder or under any other Finance Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments hereunder or under any Finance Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	executed originals of IRS Form W-8ECI;

(3)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4)	to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction to be made; and

(D) if a payment made to a Lender under any Finance Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Government Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Government Authority) in the event that such indemnified party is required to repay such refund to such Government Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

SECTION 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) the Borrower is required to pay any additional amount to any Lender or any Government Authority on account of any Lender pursuant to Section 2.20, or (iv) any Lender refuses to consent to (x) any Loan Modification Offer or (y) any other amendment, waiver or other modification of any Finance Document requested by the Borrower that, in the case of clause (y), requires the consent of a greater percentage of the Lenders than the Majority Lenders, and such Loan Modification Offer or other amendment, waiver or other modification is consented to by the Majority Lenders (or in the case of a Loan Modification Offer, a majority in interest of the affected Class) then, in each case, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (iv) above, all of its interests, rights and obligations with respect to the Class of Term Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an assignee permitted hereunder that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested Loan Modification Offer or other amendment, waiver or other modification of any Finance Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Government Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent which consents shall not be unreasonably withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Term Loans of the applicable Class of such Lender, plus all other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed Loan Modification Offer or other amendment, waiver, consent or other modification, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a).

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) the Borrower is required to pay any additional amount to any Lender or any Government Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or Affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22. Incremental Commitments. (a) The Borrower may, by written notice to the Administrative Agent from time to time, request (for cash or in exchange for other consideration) Incremental Term Loan Commitments in an aggregate amount for all such Incremental Term Loan Commitments not to exceed the Incremental Amount from one or more Incremental Term Lenders (which may include any existing Lender, each of which shall be entitled to agree or decline to participate in such Incremental Term Loan Commitments in its sole discretion); provided that each such person shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed). Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which in the case of Incremental Term Loan Commitments, shall be in minimum principal amounts of $20,000,000 or, if lower, equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 10 Business Days nor more than 60 days after the date of such notice unless the Administrative Agent otherwise reasonably agrees), and (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

(b) The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Commitment of such Lender. Each Incremental Assumption Agreement in respect of Incremental Term Loan Commitments shall specify the terms of the Incremental Term Loans to be made thereunder; provided that, without the prior written consent of the Majority Lenders, (i) the Other Term Loans shall rank pari passu or junior in right of payment and of security with the Term Loans and (except as to pricing and amortization) shall have the same terms as the Term Loans, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date, (iii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the weighted average life to maturity of the Term Loans and (iv) if the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the Adjusted LIBO Rate on such Other Term Loans and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from the

Borrower or any Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”) the Applicable Percentage then in effect for Eurodollar Term Loans of any Class, then the Applicable Percentage then in effect for Term Loans of such Class shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.22 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, and (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date and such additional documents and filings (including amendments to the mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans are secured by the Collateral ratably with the existing Term Loans.

(d) Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with the Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of outstanding Term Loans on a pro rata basis. This may be accomplished by requiring each outstanding Eurodollar Term Borrowing to be converted into an ABR Term Borrowing on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding Eurodollar Term Borrowing on a pro rata basis. Any conversion of Eurodollar Term Loans to ABR Term Loans required by the preceding sentence shall be subject to Section 2.16. If any Incremental Term Loan is to be allocated to an existing Interest Period for a Eurodollar Term Borrowing, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under Section 2.11(a)(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans.

ARTICLE III

Representations and Warranties

Each Obligor makes the representations and warranties set out in this Article III to each Finance Party on the Effective Date and at such other times (and to the extent) set out in Article IV or in any Finance Document:

SECTION 3.01. Status. It and each of its Subsidiaries is a limited liability company, general partnership, limited partnership or corporation (or, as applicable in a jurisdiction outside the United States, an organization having an equivalent status in such jurisdiction) (except any Subsidiary which is a special purpose vehicle established for the purposes of (i) the acquisition of streamers and/ or other marine equipment, or (ii) the Canadian Reorganization, each of which may instead be an unlimited liability corporation), duly formed and validly existing under the law of its jurisdiction of formation. It and each of its Subsidiaries has the corporate, company, partnership or organizational power to own its assets and carry on its business as it is being conducted.

SECTION 3.02. Binding Obligations. Subject to the Legal Reservations, (a) the obligations expressed to be assumed by it in each Finance Document to which it is a party, or under which it is otherwise obligated to perform, are legal, valid, binding and enforceable obligations and (b) (without limiting the generality of clause (a) above), each Security Document to which it is a party, or under which it is otherwise obligated to perform, creates the security interests which that Security Document purports to create and those security interests are valid and effective.

SECTION 3.03. Non-Conflict with Other Obligations. The entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Security do not and will not (a) conflict with (i) any law or regulation applicable to it, (ii) the constitutional documents of any member of the Group or (iii) any material agreement or material instrument binding upon it or any member of the Group or any of its, or any member of the Group’s, assets or constitute a default or termination event (however described) under any such agreement or instrument or (b) give rise to any Security other than Transaction Security or any other type of Permitted Security.

SECTION 3.04. Power and Authority. It has the corporate, company, partnership or organizational power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, the Finance Documents to which it is or will be a party, or under which it is obligated to perform, and the transactions contemplated by those Finance Documents. No limit on its corporate, company, partnership or organizational powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party.

SECTION 3.05. Validity and Admissibility in Evidence. All Authorizations required (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations under the Finance Documents to which it is a party, or under which it is obligated to perform, and (b) to make the Finance Documents to which it is a party, or under which it is obligated to perform, admissible in evidence in its Relevant Jurisdictions other than any actions specifically referred to in the legal opinions delivered under Section 4.03(a) which are not taken by the Finance Parties (where such actions are actions to be taken voluntarily by the Finance Parties) have been obtained or effected and are in full force and effect. All Authorizations necessary for the conduct of the business, trade and ordinary activities of members of the Group have been obtained or effected and are in full force and effect, except where failure to do so or to be so could not be reasonably expected to have a Material Adverse Effect.

SECTION 3.06. Governing Law and Enforcement. Subject to the Legal Reservations, (a) the choice of law specified in each Finance Document as the governing law of such Finance Document will be recognized and enforced in its Relevant Jurisdictions and (b) any judgment obtained in New York (or in the jurisdiction of the governing law of such Finance Document) in relation to a Finance Document will be recognized and enforced in its Relevant Jurisdictions.

SECTION 3.07. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making (or deemed making) of each Term Loan and after giving effect to the application of the proceeds, if any, of each Term Loan, each Obligor is Solvent (“Solvent” meaning that (i) the fair value of the assets of such Obligor will exceed its then-existing debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Obligor is not less than the amount that will be required to pay the probable liability of its then-existing debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Obligor reasonably believes that it will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured (considering all financing alternatives and potential asset sales reasonably available to such Obligor); and (iv) such Obligor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date).

(b) No (i) corporate action, legal proceeding or other procedure or step described in paragraph (g) or (h) of Article VII or (ii) creditors’ process described in paragraph (g) or (h) of Article VII has been taken or, to the knowledge of Parent, threatened in relation to a member of the Group, and none of the circumstances described in paragraph (g) or (h) of Article VII applies to a member of the Group.

SECTION 3.08. No Filing or Stamp Taxes. Under the laws of its Relevant Jurisdiction, it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents other than any actions specifically referred to in the legal opinions delivered under Section 4.03(a) which are not taken by the Finance Parties (where such actions are actions to be taken voluntarily by the Finance Parties).

SECTION 3.09. [Reserved].

SECTION 3.10. No Default. (a) No Event of Default and, on the Effective Date, no Default is continuing or would result from the making of the Term Loans or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b) No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries, or to which its (or any of its Subsidiaries’) assets are subject, which has or is reasonably likely to have a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations. (a) None of Parent, the Borrower or any of the other Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12. Investment Company Act. None of Parent, the Borrower or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, has or is reasonably likely to have a Material Adverse Effect.

SECTION 3.14. Use of Proceeds. The Borrower will (a) use the proceeds of the Term Loans made on the Effective Date only for the purposes specified in the introductory statement to this Agreement, and (b) use the proceeds of Incremental Term Loans only for the purposes specified in the applicable Incremental Assumption Agreement.

SECTION 3.15. No Misleading Information. (a) Any factual information in connection to the Transactions provided by or on behalf of any member of the Group to any of the Finance Parties on or prior to the Effective Date was true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b) No event or circumstance has occurred or arisen, no information has been omitted from the information provided by or on behalf of any member of the Group and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in such information provided being untrue or misleading in any material respect.

(c) All projections prepared by or on behalf of any member of the Group which are provided to any Finance Party on or before the Effective Date have been prepared in good faith on the basis of assumptions which were reasonable at the time at which they were prepared and supplied.

(d) All other written information provided by or on behalf of any member of the Group including its advisers, to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

SECTION 3.16. Original Financial Statements. (a) Parent’s Original Financial Statements were prepared in accordance with IFRS consistently applied.

(b) Parent’s Original Financial Statements fairly present its financial condition and results of operations for the relevant Fiscal Year.

(c) There has been no Material Adverse Effect since the date of Parent’s Original Financial Statements for the Fiscal Year ended December 31, 2014.

(d) The Original Financial Statements of Parent do not consolidate the results, assets or liabilities of any person or business which does not form part of the Group.

(e) Parent’s most recent financial statements delivered pursuant to Section 5.01 (i) have been prepared in accordance with IFRS and (ii) fairly present Parent’s consolidated or unconsolidated as the case may be financial condition as at the end of, and consolidated or unconsolidated as the case may be results of operations for, the period to which they relate.

(f) As at each Quarter Date, there has been no Material Adverse Effect since the date of the immediately preceding Quarter Date.

(g) The budgets and forecasts supplied under this Agreement or any Finance Document have been prepared in good faith on the basis of recent historical information and on the basis of assumptions which were reasonable as at the date they were prepared and supplied.

SECTION 3.17. No Proceedings Pending or Threatened. No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which, if adversely determined, are reasonably likely to have a Material Adverse Effect have (to the best of its knowledge and belief (having made due and careful inquiry)) been started or threatened against it or any of its Subsidiaries.

SECTION 3.18. No Breach of Laws. (a) It has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(b) No labor disputes are current or, to the best of its knowledge and belief (having made due and careful inquiry), threatened against any member of the Group which have or are reasonably likely to have a Material Adverse Effect.

SECTION 3.19. Environmental Laws. (a) Each member of the Group is in compliance with all Environmental Laws, and has obtained and is in compliance with all Environmental Permits and, to the best of its knowledge and belief (having made due and careful inquiry), no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

(b) No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful inquiry)) is threatened against any member of the Group where that claim has or is reasonably likely, if determined against that member of the Group, to have a Material Adverse Effect.

SECTION 3.20. Taxation. (a) It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax of $100,000,000 (or its equivalent in any other currency) or more.

(b) No claims or investigations are being made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a provision has been made by any member of the Group or a liability of any member of the Group is reasonably likely to arise, in either case equal to or greater than $100,000,000 (or its equivalent in any other currency).

SECTION 3.21. Security and Financial Indebtedness. (a) No Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group other than as permitted by this Agreement.

(b) No member of the Group has any Financial Indebtedness outstanding other than as permitted by this Agreement.

(c) Each Existing French Revolving Facility Security Document is effective under applicable law to create in favor of the secured parties referred to therein, a valid and enforceable security interest in the Collateral subject thereto, and constitutes a fully perfected security interest in all right, title and interest of the Obligors in the Collateral subject thereto.

(d) Each Existing U.S. Revolving Facility Security Document is effective under applicable law to create in favor of the secured parties referred to therein, a valid and enforceable security interest in the Collateral subject thereto, and constitutes a fully perfected security interest in all right, title and interest of the Obligors in the Collateral subject thereto.

SECTION 3.22. Ranking. (a) Subject to the terms of the Intercreditor Agreement, its payment obligations under the Finance Documents to which it is a party rank at least pari passu in right of payment with all of its other present and future senior indebtedness, except for indebtedness mandatorily preferred by laws of general application to companies.

(b) Subject to the terms of the Intercreditor Agreement, the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security except Permitted Security (excluding any Permitted Security referred to in clauses (b) (to the extent securing subordinated indebtedness), or (j) (to the extent specified in the applicable consent) of the definition thereof).

SECTION 3.23. Good Title to Assets. It and each of its Subsidiaries has a good, valid and marketable title to, or valid leases or licenses of, and all appropriate Authorizations to use, the assets necessary to carry on its business as presently conducted, except where failure to do so could not be reasonably expected to have a Material Adverse Effect.

SECTION 3.24. Sanctions; FCPA. (a) Except as set forth on Schedule 3.24, none of Parent, the Borrower or any Subsidiary nor, to the knowledge of Parent, any director, officer, agent, employee or Affiliate of the Borrower or any Subsidiary is a person with whom transactions are currently prohibited under any sanctions applicable to them which are administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the European Union (“EU”), the United Nations (“UN”), HM Treasury and the Foreign and Commonwealth Office of the United Kingdom (“UKHMT”), the State Secretariat for Economic Affairs (“SECO”) of Switzerland or the Swiss Directorate of International Law and/or any other body notified in writing by the Administrative Agent (acting on the reasonable request of any Lender) to the Borrower from time to time (an “Additional Sanctions Body”); provided that this representation shall not incorporate any Additional Sanctions Body until the Borrower shall have confirmed in writing after a reasonable timeframe that the Borrower has conducted its analysis and due diligence necessary to make such representation with respect to such Additional Sanctions Body. The Borrower agrees that it will not directly or indirectly use the proceeds of the Term Loans for, or otherwise make available such proceeds to, business activities that: (i) are related to (A) Cuba, Sudan, Iran, Myanmar (Burma), Syria or North Korea or (B) any other countries that are subject to economic and/or trade sanctions as notified in writing by the Administrative Agent (acting on the reasonable request of any Lender) to the Borrower from time to time (an “Additional Sanctions Country”); provided that this provision shall only apply to business activities related to an Additional Sanctions Country following receipt by the Borrower of notice from the Administrative Agent of such Additional Sanctions Country; (ii) are subject to sanctions, restrictions or embargoes imposed by OFAC, the EU, the UN, UKHMT, the SECO of Switzerland or the Swiss Directorate of International Law and/or an Additional Sanctions Body; provided that this provision shall only apply to business activities related to an Additional Sanctions Body following receipt by the Borrower of notice from the Administrative Agent of such Additional Sanctions Country; or (iii) involve persons or entities subject to any such sanctions or named on any sanctions lists issued by any of the aforementioned bodies in clause (ii) above (each such person or entity being a “Restricted Party”).

(b) Except as set forth on Schedule 3.24, none of Parent, the Borrower, any Subsidiary or any director, officer, employee of any of the foregoing, nor, to the knowledge of Parent, any agent or other person associated with, in each case insofar as they are acting on behalf of, Parent, Borrower or any Subsidiary has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any applicable provision of the FCPA or OFAC or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

SECTION 3.25. Legal and Beneficial Ownership. (a) It and each of its Subsidiaries is the sole legal and beneficial owner of the respective assets over which it purports to grant Security.

(b) All the Shares acquired prior to the Effective Date are, and those acquired after the Effective Date will be, legally and beneficially owned by Parent or the applicable Subsidiary free from any claims, third party rights or competing interests (other than any claims, third party rights or competing interests contained in the constitutional documents or contractual arrangements of the issuer of such Shares at the time such Shares became subject to the Transaction Security).

SECTION 3.26. Shares. The Shares of any member of the Group which are subject to the Transaction Security on the Effective Date are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose Shares are subject to the Transaction Security on the Effective Date do not and could not restrict or inhibit any transfer of those Shares on creation or enforcement of the Transaction Security other than as set forth on Schedule 3.26.

SECTION 3.27. Intellectual Property. It and each of its Subsidiaries (a) is the sole legal and beneficial owner of, or has licensed to it on normal commercial terms, all the Intellectual Property that is material in the context of its business and that is required by it in order to carry on its business as it is being presently conducted, (b) does not (nor does any of its Subsidiaries), in carrying on its businesses, infringe any Intellectual Property of any third party in any respect which would be reasonably likely to have a Material Adverse Effect and (c) has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property owned by it.

SECTION 3.28. Accounting Reference Date. The Accounting Reference Date of each Obligor and Material Subsidiary is December 31.

SECTION 3.29. Centre of Main Interests and Establishments. For the purposes of The Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the “Regulation”), the centre of main interest (as that term is used in Article 3(1) of the Regulation) of Parent and each Foreign Subsidiary is situated in such entity’s jurisdiction of incorporation and it has no “establishment” (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

SECTION 3.30. Works council. As of the Effective Date, no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Obligors incorporated under Dutch law nor does an obligation exist for any of these Obligors to establish a works council pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden).

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Term Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing), (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.02).

(b) The representations and warranties set forth in Article III and in each other Finance Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, other than in the case of a Credit Event on the Closing Date, in which case such representations and warranties shall be true and correct in all material respects on and as of the expiration of the applicable Exchange Offer.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default shall have occurred and be continuing, other than in the case of a Credit Event on the Closing Date, in which case no Default or Event of Default shall have occurred and be continuing on and as of the expiration of the applicable Exchange Offer.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower and Parent on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. Effective Date. On the Effective Date, this Agreement shall have been executed by the Borrower, Parent, the Administrative Agent and the Collateral Agent, and the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 4.03. Closing Date. On the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself and the Lenders, a favorable written opinion of (i) Linklaters, New York counsel for Parent and the Borrower, in a form reasonably satisfactory to the Administrative Agent, (ii) each local counsel listed on Schedule 4.03(a) and (iii) the general counsel of Parent, in a form reasonably satisfactory to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders, and (C) covering such other matters relating to the Finance Documents and the Transactions as the Administrative Agent shall reasonably request, and Parent and the Borrower hereby request such counsel to deliver such opinions.

(b) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of each Obligor, certified as of a recent date by the Secretary of State of the state of its organization (or the reasonable equivalent thereof, in the case of Foreign Obligors), and a certificate as to the good standing of each Obligor as of a recent date, from such Secretary of State (or the reasonable equivalent thereof, if any, in the case of Foreign Obligors); (ii) a certificate of the Secretary, Assistant Secretary or other Responsible Officer of each Obligor dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or the reasonable equivalent thereof, in the case of Foreign Obligors) of such Obligor as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Obligor (or the reasonable equivalent of such body in the case of Foreign Obligors) authorizing the execution, delivery and performance of the Finance Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or the reasonable equivalent thereof, in the case of Foreign Obligors) of such Obligor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above (or, in the case of Foreign Obligors for which there is no reasonable equivalent of such certificate, since the date of provision of the certificate or articles of association (or equivalent) to the Administrative Agent pursuant to clause (i) above), and (D) as to the incumbency and specimen signature of each Responsible Officer executing any Finance Document or any other document delivered in connection herewith on behalf of such Obligor; (iii) a certificate of another Responsible Officer as to the incumbency and specimen signature of the Secretary, Assistant Secretary or other Responsible Officer executing the certificate pursuant to clause (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

(c) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Parent and/or the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01 (in each case, as of the expiration of the applicable Exchange Offer).

(d) The Administrative Agent shall have received all other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by such time by Parent or the Borrower hereunder or under any other Finance Document.

(e) Except to the extent not required to be executed on or prior to the Closing Date pursuant to the terms hereof or any executed Finance Document, the Security Documents shall have been duly executed by each Obligor that is to be a party thereto and shall be in full force and effect on the Closing Date. The Collateral Agent on behalf of the Secured Parties shall have a security interest in the Collateral of the type and priority described in each Security Document.

(f) The Collateral Agent shall have received a Perfection Certificate with respect to the Obligors that are Domestic Subsidiaries dated the Closing Date and duly executed by a Responsible Officer of Parent and the Borrower, and shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings, to the extent available in the relevant jurisdictions) made with respect to the Obligors which are Domestic Subsidiaries in the states (or other jurisdictions) of formation of such persons, in which the chief executive office of each such person is located and in the other jurisdictions in which such persons maintain personal property, in each case as indicated on Schedule 4.03(f), together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Security indicated in any such financing statement (or similar document) constitutes Permitted Security or has been or will be contemporaneously released or terminated.

(g) The Administrative Agent shall have received a copy of, or a certificate as to coverage under (i) the Borrower’s U.S. Commercial Property Insurance policy and (ii) the Group’s main transport, storage and utilization insurance policy with respect to (among other things) the Collateral, each of which shall be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance reasonably satisfactory to the Administrative Agent.

(h) The Lenders shall have received the Original Financial Statements and the audit opinions relating thereto.

(i) The Administrative Agent shall have received a certificate from the Chief Executive Officer or Chief Financial Officer of Parent certifying that Parent and its subsidiaries, on a consolidated basis after giving effect to the Transactions to occur on or prior to the Closing Date, are Solvent.

(j) All requisite Government Authorities and third parties shall have approved or consented to the Transactions and the other transactions contemplated hereby to the extent required, all applicable appeal periods shall have expired and there shall not be any pending or threatened litigation, governmental, administrative or judicial action that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.

(k) The Administrative Agent shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, no later than five days prior to the Closing Date to the extent requested 10 days prior to the Closing Date.

(l) On the Closing Date and substantially concurrently with the incurrence of the Term Loans, all of the conditions in respect of the applicable Exchange Offer (other than conditions that by their nature will be satisfied by the deemed funding of the Term Loans on the Closing Date) shall have been satisfied or waived by the Obligors, in each case without giving effect to any amendments or waivers to the applicable Exchange Offer that have not been approved in advance in writing by the Administrative Agent.

(m) The Administrative Agent shall have received a joinder agreement to the Intercreditor Agreement (substantially in the form of Annex II thereto) dated as of the Closing Date and duly executed by each of the Administrative Agent, the Collateral Agent, Parent, the Borrower and the Subsidiaries listed on Schedule I to such joinder agreement.

ARTICLE V

Affirmative Covenants

Each of Parent and the Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Term Loan, all other expenses or amounts payable under any Finance Document shall have been paid in full, unless the Majority Lenders shall otherwise consent in writing:

SECTION 5.01. Financial Statements. Parent shall supply electronically to the Administrative Agent (and the Administrative Agent shall promptly distribute or otherwise make available to the Lenders):

(a) as soon as they are available, but in any event within six months after the end of each of its Fiscal Years, its audited consolidated financial statements for that Fiscal Year;

(b) within 60 days after the end of each of the first and third quarter of each Fiscal Year (and within 75 days after the end of the second quarter of each Fiscal Year), its unaudited consolidated financial statements for that Financial Quarter;

(c) within 90 days after the beginning of each of its Fiscal Years, a consolidated budget for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such Fiscal Year and setting forth the assumptions used for purposes of preparing such budget).

SECTION 5.02. Provision and Contents of Compliance Certificate. (a) Parent shall supply a Compliance Certificate to the Administrative Agent quarterly with each set of its financial statements delivered under Section 5.01 above.

(b) The Compliance Certificate shall, among other things, (i) certify that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specify the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) set out (in reasonable detail) computations as to the Available Amount as of the end of the fiscal period then ended and any uses of the Available Amount during such period (and, in the event that any Permitted Acquisition, Permitted Loan, Permitted Investment or Restricted Payment for which the Available Amount could have been used but for the existence of a basket has occurred during such period, the usage and remaining amount of such basket) and (iii) in the case of a Compliance Certificate delivered with the financial statements required by Section 5.01(a), set forth (A) Parent’s calculation of Excess Cash Flow for the Fiscal Year then ended and (B) Parent’s calculation of the aggregate net book value of the Transaction Security as of the last day of the Fiscal Year then ended.

(c) Each Compliance Certificate shall be signed by two authorized officers of Parent and, if required to be delivered with the consolidated Annual Financial Statements of Parent, shall be reported on by Parent’s Auditors in a form acceptable to the Auditors and reasonably acceptable to the Administrative Agent.

(d) Each Compliance Certificate delivered under Section 5.01(a) above shall contain details of any reclassification of Financial Indebtedness between clauses of the definition of Permitted Financial Indebtedness.

SECTION 5.03. Requirements as to Financial Statements. (a) Parent shall ensure that each set of Annual Financial Statements and Quarterly Financial Statements includes a balance sheet, profit and loss account and cash flow statement. In addition, Parent shall ensure that each set of Annual Financial Statements shall be audited by the Auditors.

(b) Each set of financial statements delivered pursuant to Section 5.01 (i) shall be certified by an authorized officer of the relevant company as presenting fairly, in accordance with applicable accounting standards, its financial condition and operations as at the date as at which those financial statements were prepared, (ii) in the case of consolidated financial statements (annual and quarterly) of the Group, shall be accompanied by a statement by the management of Parent, comparing actual performance for the period to which the financial statements relate to the actual performance for the corresponding period in the preceding Fiscal Year of the Group and (iii) in the case of Parent, shall be prepared in accordance with IFRS, unless, in relation to any set of financial statements, Parent notifies the Administrative Agent that there has been a change in IFRS or the accounting practices and its Auditors deliver to the Administrative Agent a description of any change necessary for those financial statements to reflect IFRS.

(c) If the Administrative Agent wishes to discuss the financial position of any member of the Group with the Auditors, the Administrative Agent may notify Parent, stating the questions or issues which the Administrative Agent wishes to discuss with the Auditors. In this event, Parent must authorize the Auditors (at the reasonable expense of Parent) (i) to discuss the financial position of each member of the Group with the Administrative Agent on request from the Administrative Agent and (ii) to disclose to the Administrative Agent for the Finance Parties any information which the Administrative Agent may reasonably request.

SECTION 5.04. Presentations. Once in every Fiscal Year, or more frequently if requested to do so by the Administrative Agent if the Administrative Agent reasonably suspects a Default is continuing or may have occurred or may occur a reasonably short amount of time after making such request, at least two authorized officers of Parent (one of whom shall be the Chief Financial Officer or Deputy Chief Financial Officer of Parent) must give a presentation to the Finance Parties about (a) the on-going business and financial performance of the Group and (b) any other matter which a Finance Party may reasonably request relating to any such suspected Default.

SECTION 5.05. Information; Miscellaneous. Parent shall supply electronically to the Administrative Agent (and the Administrative Agent shall promptly distribute or otherwise make available to the Lenders) (a) at the same time as they are dispatched, copies of all documents dispatched by Parent to its shareholders generally (or any class of them) or dispatched by Parent or any Obligor to its creditors generally (or any class of them), (b) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened in writing or pending against any member of the Group, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect, (c) promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member of the Group (including any requested amplification or explanation of any item in the financial statements, budgets or other material provided by any Obligor under this Agreement or any Finance Document, any changes to senior management of Parent and an up to date copy of its shareholders’ register (or equivalent in its jurisdiction of incorporation), to the extent such document exists), as any Finance Party through the Administrative Agent may reasonably request; provided that Parent shall not be obliged to supply to the Administrative Agent (or to any Lender) copies of any Auditors’ letter or other communications to the board of directors or management of the Group and (d) promptly following their incorporation or conversion, as the case may be, notification of the identity of any Canadian companies involved in the Canadian Reorganization that have unlimited liability.

SECTION 5.06. Notification of Default. (a) Each Obligor shall notify the Administrative Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b) Promptly upon a request by the Administrative Agent, Parent shall supply to the Administrative Agent a certificate signed by two of its senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

SECTION 5.07. “Know Your Customer” Checks. (a) If (i) the introduction of, or any change in (or in the interpretation, administration or application of), any law or regulation made after the Effective Date, (ii) any change in the status of an Obligor or the composition of the shareholders of an Obligor after the Effective Date or (iii) a proposed assignment or transfer by a Lender of any of its rights and/or obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of clause (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Administrative Agent or any Lender supply, or ensure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) above, any prospective new Lender, to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b) Each Lender shall promptly upon the request of the Administrative Agent supply, or ensure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations, including the USA PATRIOT Act, pursuant to the transactions contemplated in the Finance Documents.

(c) Parent shall, by not less than 10 Business Days’ prior written notice to the Administrative Agent, notify the Administrative Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Guarantor pursuant to the Guarantee Agreement.

(d) Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, Parent shall promptly upon the request of the Administrative Agent or any Lender supply, or ensure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

SECTION 5.08. Authorizations. Each Obligor shall promptly (a) obtain, comply with and do all that is necessary to maintain in full force and effect and (b) supply certified copies to the Administrative Agent of, any Authorization required under any law or regulation of a Relevant Jurisdiction to (i) enable it to perform its obligations under the Finance Documents, (ii) ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document and (iii) carry on its business where failure to do so has or is reasonably likely to have a Material Adverse Effect.

SECTION 5.09. Compliance with Laws. Each Obligor shall (and Parent shall ensure that each member of the Group will) comply in all respects with all laws to which it may be subject, if failure to so comply has or is reasonably likely to have a Material Adverse Effect.

SECTION 5.10. Environmental Compliance. Each Obligor shall (and Parent shall ensure that each member of the Group will) (a) comply with all Environmental Law, (b) obtain, maintain and ensure compliance with all requisite Environmental Permits and (c) implement procedures to monitor compliance with and to prevent liability under any Environmental Law, in each case, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

SECTION 5.11. Environmental Claims. Each Obligor shall (through Parent), promptly upon becoming aware of the same, inform the Administrative Agent in writing of (a) any Environmental Claim against any member of the Group which is current, pending or threatened; and (b) any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group, in each case, where such claim, if determined against such member of the Group, has or is reasonably likely to have a Material Adverse Effect.

SECTION 5.12. Taxation. Each Obligor shall (and Parent shall ensure that each member of the Group will) pay and discharge all material Taxes imposed upon it or its assets within the time period allowed without incurring penalties, unless (and only to the extent that) (a) such payment is being contested in good faith, (b) adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Administrative Agent under Section 5.01 and (c) such payment can be lawfully withheld.

SECTION 5.13. Preservation of Assets; Maintenance of Corporate Existence; Books and Records. Each Obligor shall (and Parent shall ensure that each member of the Group will) (a) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business, (b) preserve, renew and maintain in full force and effect its corporate or organizational existence and take all reasonable action to maintain all rights, privileges and franchises necessary in the ordinary course of its business, except, in each case, as otherwise permitted under this Agreement, including pursuant to a transaction permitted by Section 6.03 or Section 6.08, and (c) keep proper books, records and accounts, in which full, true and correct entries in conformity with the requirements of any applicable laws shall be made of all dealings and transactions and assets in relation to its business and activities, except in the case of clause (b) above, (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, (ii) any Subsidiary may liquidate or dissolve or Parent or any Subsidiary may change its legal form if (x) Parent determines in good faith that such action is in the best interest of Parent and its Subsidiaries and if not materially disadvantageous to the Lenders and (y) to the extent such Subsidiary is a Guarantor, any assets or business not otherwise disposed of or transferred in accordance with Section 6.06 or Section 6.08 or, in the case of any such business, discontinued, shall be transferred to otherwise owned or conducted by another Guarantor after giving effect to such liquidation or dissolution (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder); and (iii) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Parent, the Borrower or to a Guarantor; provided that if the transferor in such a transaction is a Guarantor, then (A) the transferee must be a Guarantor or the Borrower or (B) to the extent constituting an investment, such investment must be a Permitted Investment in or Indebtedness of a Subsidiary that is not a Guarantor in accordance with Sections 6.06 and 6.13, respectively.

SECTION 5.14. Pari Passu Ranking. (a) Subject to the terms of the Intercreditor Agreement, each Obligor shall ensure that at all times, any payment obligations owing to a Finance Party under the Finance Documents rank at least pari passu in right of payment with the claims of all its other present and future senior indebtedness, except for indebtedness mandatorily preferred by laws of general application to companies.

(b) Subject to the terms of the Intercreditor Agreement, each Obligor shall ensure that at all times the Transaction Security has or will have first ranking priority and it is not subject to any prior ranking or pari passu ranking Security except Permitted Security (excluding any Permitted Security referred to in clauses (b) (to the extent securing subordinated indebtedness) or (j) (to the extent specified in the applicable consent) of the definition thereof).

(c) Parent shall not permit any member of the Group that is not an Obligor to guarantee any obligations under the Existing U.S. Revolving Facility Agreement or the Existing French Revolving Facility Agreement (unless such member of the Group becomes an Obligor substantially concurrently with the incurrence of such guarantees).

SECTION 5.15. Insurance. (a) Each Obligor shall (and Parent shall ensure that each member of the Group will) maintain insurance on, and in relation to, its business and assets against those risks and to the extent customary for companies carrying on the same or substantially similar business.

(b) All insurance must be with reputable independent insurance companies or underwriters.

SECTION 5.16. Pensions. Each U.S. Group Member or any ERISA Affiliate shall furnish to the Administrative Agent (a) as soon as possible, and in any event within ten days, after any Responsible Officer of any U.S. Group Member or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that, alone or together with any other ERISA Event, has or is reasonably likely to have a Material Adverse Effect, a statement of a Financial

Officer of Parent or the Borrower setting forth details as to such ERISA Event and the action, if any, that Parent or the Borrower proposes to take with respect thereto, and (b) promptly after the written request by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that any U.S. Group Member or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any U.S. Group Member or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the U.S. Group Member or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the U.S. Group Member or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor at the request of the Administrative Agent and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.17. Access. Each Obligor shall (and Parent shall ensure that each member of the Group will) (not more than once in every Fiscal Year unless the Administrative Agent reasonably suspects a Default is continuing or may occur a reasonably short amount of time thereafter) permit the Administrative Agent and/or the Collateral Agent and/or accountants or other professional advisers and contractors of the Administrative Agent or Collateral Agent to have free access, at all reasonable times and on reasonable notice, at the risk and cost of the Obligor or Borrower to (a) the premises, assets, books, accounts and records of each member of the Group and (b) meet and discuss matters with its senior management.

SECTION 5.18. Intellectual Property. Each Obligor shall (and Parent shall ensure that each Group member will) (a) preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member, (b) use reasonable efforts to prevent any infringement in any material respect of the Intellectual Property, (c) make registrations and pay all registration fees and taxes to the extent that Parent determines in its reasonable commercial judgment that such registration is necessary to maintain the Intellectual Property in full force and effect and record its interest in that Intellectual Property and (d) not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property that may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property.

SECTION 5.19. Financial Assistance. To the extent applicable, each Obligor shall (and Parent shall ensure that each member of the Group will) comply in all respects with Sections 678 or 679 of the United Kingdom Companies Act 2006 and any equivalent legislation in other jurisdictions including in relation to the execution of the Security Documents and payment of amounts due under this Agreement.

SECTION 5.20. Further Assurance. (a) Each Obligor shall (and Parent shall ensure that each member of the Group will) promptly do all such acts or execute all such documents as the Collateral Agent may reasonably specify (and in such form as the Collateral Agent may reasonably require in favor of the Collateral Agent or its nominee(s)) (i) to perfect the Security created or intended to be created under or evidenced by the Security Documents or for the exercise of any rights, powers and remedies of the Collateral Agent or the Finance Parties provided by or pursuant to the Finance Documents or by law, (ii) to confer on the Collateral

Agent or the Finance Parties Security over any property and assets of such Obligor constituting Collateral located in any jurisdiction equivalent or similar to the Security intended to be conferred by or pursuant to the Security Documents (provided that no additional Security shall be required over Collateral covered by the Dutch Security Agreements), and/or (iii) to facilitate the realization of the assets which are, or are intended to be, the subject of the Transaction Security (it being understood that it is the intent of the parties that the Obligations shall be secured by (x) substantially all the personal property of the Borrower and the other Obligors that are Domestic Subsidiaries provided that a security interest with respect to which may be perfected by UCC filing and (y) certain other assets reasonably agreed between the Collateral Agent and Parent from time to time, including, to the extent not covered by the foregoing, the Shares (but excluding, in each case and without limitation, real property, mineral interests and vessels), except to the extent that (A) Transaction Security would not be permitted by the terms of any Permitted Security existing over such assets or (B) the cost of obtaining Transaction Security would be disproportionate to the benefit thereof). For the avoidance of doubt, upon any sale, transfer or other disposal by any Obligor of any Collateral that is permitted under this Agreement and the other Finance Documents to any person that is not an Obligor, the Transaction Security in such Collateral shall be automatically released. Notwithstanding the foregoing, in the event that the Equity Interests of a Canadian Subsidiary organized as an unlimited liability corporation would constitute Collateral under any Security Document, the Borrower, the Administrative Agent and the Collateral Agent shall, prior to such Equity Interests becoming Collateral, enter into amendments to the applicable Security Documents to incorporate such lender liability protections as reasonably agreed between the Administrative Agent and Parent in connection therewith, and the Lenders hereby authorize the Administrative Agent and the Collateral Agent to enter into such amendments without any further consent of the Lenders.

(b) Each Obligor shall (and Parent shall ensure that each member of the Group will) take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Collateral Agent or the Finance Parties by or pursuant to the Finance Documents. For the avoidance of doubt, the only actions that shall be required to perfect the Transaction Security in respect of the personal property of the Borrower and the other Obligors that are Domestic Subsidiaries shall be UCC filings.

(c) Each Obligor shall (and Parent shall ensure that each member of the Group will) ensure that at any time that Security is granted to the lenders party to the Existing U.S. Revolving Facility Agreement or the Existing French Revolving Facility Agreement, such Security shall be (or shall have been) granted to the Lenders pursuant to substantially similar documentation, agreements or arrangements as the Security granted under the Security Documents and on terms consistent with the Intercreditor Agreement.

(d) Parent will cause (i) any subsequently acquired wholly owned Domestic Subsidiary that is acquired in any transaction or series of transactions for aggregate consideration in excess of $50,000,000 and (ii) any subsequently acquired, organized or reorganized Foreign Subsidiary that (x) to the extent any of the Existing 2017 Bonds, the Existing 2020 Bonds, the Existing 2021 Bonds or the Existing 2022 Bonds (or, in each case, any Permitted Refinancing Indebtedness in respect thereof) are then outstanding, is able to provide a full and unconditional guarantee of the Existing 2017 Bonds, the Existing 2020 Bonds, the Existing 2021 Bonds or the Existing 2022

Bonds (or, in each case, any Permitted Refinancing Indebtedness in respect thereof), as applicable, under applicable law and the rules and regulations promulgated by the Securities and Exchange Commission and provides any such guarantee and (y) is not treated as a “controlled foreign corporation” (as that term is defined in Section 957 of the Code and the applicable regulations thereunder) (a “CFC”) of the Borrower to become an Additional Guarantor by executing the Guarantee Agreement and each applicable Security Document in favor of the Collateral Agent. If any such Foreign Subsidiary ceases to provide any such guarantee under the Existing 2017 Bonds, the Existing 2020 Bonds, the Existing 2021 Bonds or the Existing 2022 Bonds (and, in each case, any Permitted Refinancing Indebtedness in respect thereof), as applicable, then it shall automatically cease to be a Guarantor and be released from its obligations under all the Finance Documents and the Collateral Agent shall promptly execute and deliver to such Guarantor, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such release (it being understood that any such execution and delivery of documents shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party). Notwithstanding the foregoing, Parent shall not cause or permit a Canadian Subsidiary organized as an unlimited liability corporation to become an Obligor hereunder.

(e) Notwithstanding any term of any Finance Document: no loan or other obligation under any Finance Document may be, directly or indirectly:

(i) guaranteed by a CFC or by an entity substantially all the assets of which consist of equity interests of one or more CFCs (a “FSHCO”), or guaranteed by a subsidiary of a CFC or FSHCO;

(ii) secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or FSHCO);

(iii) secured by a pledge or other security interest in excess of 65% of the voting equity interests (and 100% of the non-voting equity interests) of a CFC or FSHCO;

in each case to the extent such obligation, liability or pledge would cause or result in any “deemed dividend” pursuant to Section 956 of the Code to any member of the Group who is a U.S. Person.

SECTION 5.21. Post-Closing Matters. To the extent such items have not been delivered as of the Closing Date, within thirty (30) days after the Closing Date, or such longer period that is reasonably acceptable to the Administrative Agent (subject to the following sentence), the Borrower or the applicable Guarantor shall deliver to the Collateral Agent the items set forth on Schedule 5.21. Other than as expressly permitted in Schedule 5.21, the period for delivering such items shall not be extended by the Administrative Agent beyond the date that is sixty (60) days after the Closing Date unless the Lenders shall have received prior written notice of a request for any such extension and the Administrative Agent shall not have received, within ten (10) days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders, acting reasonably, object to such extension.

SECTION 5.22. Anti-Corruption Law; Sanctions. (a) No Obligor shall (and Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the FCPA or other similar legislation in other jurisdictions or for the purpose of financing the activities of any person currently the target of any United States sanctions administered by OFAC.

(b) Each Obligor shall (and Parent shall ensure that each other member of the Group will): (i) conduct its businesses in compliance with applicable anti-corruption laws; and (ii) maintain policies and procedures designed to promote and achieve compliance with such laws.

SECTION 5.23. Maintenance of Ratings. Parent and the Borrower shall use commercially reasonably efforts to cause the Facility established under this Agreement to be continuously rated by S&P and Moody’s. Parent shall use commercially reasonably efforts to maintain the Corporate Ratings and shall promptly notify the Administrative Agent in writing of any change in the Corporate Ratings.

SECTION 5.24. Centre of Main Interests and Establishments. Neither Parent nor any Foreign Subsidiary whose jurisdiction of incorporation is in a member state of the European Union shall deliberately change its centre of main interest (as such term is used in Article 3(1) of the Regulation).

ARTICLE VI

Negative Covenants

SECTION 6.01. Year-end. Parent shall not change its Accounting Reference Date or its quarterly accounting period.

SECTION 6.02. [Reserved].

SECTION 6.03. Merger. No Obligor shall (and Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger, consolidation or corporate reconstruction except for a Permitted Merger.

SECTION 6.04. Change of Business. Parent shall ensure that no substantial change is made to the general nature of the business of Parent, the Obligors or the Group taken as a whole, as carried out (or contemplated to be carried out and disclosed to the Administrative Agent) at the Effective Date, except to the extent of a Qualifying Business Disposal.

SECTION 6.05. Acquisitions. No Obligor shall (and Parent shall ensure that no other member of the Group will) (a) acquire a company or any shares or securities of any other person (other than Parent or any Subsidiary, in each case, to the extent otherwise permitted under this Agreement) or a business (or, in each case, any interest in any of them) or (b) incorporate a company; provided that this Section 6.05 does not apply to an acquisition of a company, of shares, securities or a business (or, in each case, any interest in any of them) or the incorporation of a company which is a Permitted Acquisition or a Permitted Investment.

SECTION 6.06. Joint Ventures and Investments. (a) Except as permitted under paragraph (b) below, no Obligor shall (and Parent shall ensure that no other member of the Group will) (i) enter into, invest in or acquire (or agree to acquire) any shares, stocks, securities or other interest in any Joint Venture or (ii) transfer any assets or lend to, or guarantee or give an indemnity for, or give Security for the obligations of a Joint Venture or maintain the solvency of or provide working capital to any Joint Venture (or agree to do any of the foregoing).

(b) Paragraph (a) above does not apply to any entry into, investment in or acquisition of (or agreement to acquire) any interest in a Joint Venture or transfer of assets (or agreement to transfer assets) to a Joint Venture or loan made to, or guarantee given in respect of the obligations of, a Joint Venture if such transaction is a Permitted Acquisition, a Permitted Disposal or a Permitted Investment.

SECTION 6.07. Negative Pledge. (a) Except as permitted under paragraph (b) below, (i) no Obligor shall (and Parent shall ensure that no other member of the Group will) create or permit to exist any Security over any of its assets, (ii) no Obligor shall (and Parent shall ensure that no other member of the Group will) (w) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group, (x) sell, transfer or otherwise dispose of any of its receivables on recourse terms, (y) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts or (z) enter into any other preferential arrangement having a similar effect, in each case, in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset (any of the transactions described in this clause (ii), “Quasi-Security”).

(b) Paragraph (a) above does not apply to any Security or, as the case may be, Quasi-Security, which is a Permitted Security.

SECTION 6.08. Disposals. (a) Except as permitted under paragraph (b) below, no Obligor shall (and Parent shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b) Paragraph (a) above does not apply to any sale, lease, transfer or other disposal which is a Permitted Disposal or a Permitted Share Issue.

(c) Parent will procure that Sercel S.A. will not (in a single transaction or a series of transactions, whether related or not and whether voluntary or involuntary) sell, lease, transfer or otherwise dispose of all or substantially all of its assets and, for the avoidance of doubt, will not dispose of a substantial portion of its assets except for (i) disposals of inventory and (ii) leasing of its assets, in each case made in the ordinary course of its business operations.

(d) Parent undertakes not to sell, transfer or otherwise dispose in any manner whatsoever of the shares it holds from time to time in Sercel S.A., unless the Majority Lenders have provided their prior written consent to such sale, transfer or disposal.

(e) Parent will procure that the Dutch Guarantor will not sell, transfer or otherwise dispose in any manner whatsoever of the shares it holds from time to time in: (a) CGG Services (UK) Limited and/or (b) CGG Data Services AG, unless the Majority Lenders have provided their prior written consent to such sale, transfer or disposal.

SECTION 6.09. Arm’s Length Basis. (a) Except as permitted by paragraph (b) below, no Obligor shall (and Parent shall ensure no other member of the Group will) enter into any transaction with any Affiliate that is not an Obligor on terms that are less favorable to such Obligor than those that it could have been obtained in a comparable transaction with an unrelated person or, if there is no such comparable transaction, on terms that are not fair and reasonable to such Obligor.

(b) The following transactions shall not be a breach of this Section 6.09: (i) intra-Group loans permitted under Section 6.10, (ii) fees, costs and expenses payable in connection with the Transactions in the amounts set out in the relevant transaction documents as in effect on the Effective Date or otherwise or agreed to by the Administrative Agent, (iii) any employment agreement or other employee compensation plan or arrangement (including stock purchase and stock option plans) entered into (or amended, restated or supplemented from time to time) by Parent or any member of the Group in the ordinary course of business of Parent or such member of the Group (or otherwise approved by the board of directors of Parent); provided, that, in the case of (A) any such stock option or free share plans subject to this clause (iii) that are applicable only to executive officers or other members of senior management, such plans are approved by Parent’s board of directors pursuant to a recommendation by an appropriate committee of Parent’s board of directors, (B) any other plans subject to this clause (iii) that are applicable only to Parent’s chief executive officer and/or, Parent’s presidents, such plans are approved by Parent’s board of directors pursuant to a recommendation by an appropriate committee of Parent’s board of directors and (C) any other plans subject to this clause (iii) that are applicable to executive officers or other members of senior management (other than the chief executive officer and/or the presidents), such plans are approved by Parent’s chief executive officer, (iv) loans or advances to officers, directors and employees of Parent or any member of the Group made in the ordinary course of business and consistent with past practices of Parent and the Group in an aggregate principal amount not to exceed $20,000,000 outstanding at any one time.

SECTION 6.10. Loans or Credit. (a) Except as permitted under paragraph (b) below, no Obligor shall (and Parent shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b) Paragraph (a) above does not apply to a Permitted Loan.

SECTION 6.11. No Guarantees or Indemnities. (a) Except as permitted under paragraph (b) below, no Obligor shall (and Parent shall ensure that no member of the Group will) incur, or allow to remain outstanding, any guarantee in respect of any obligation of any person.

(b) Paragraph (a) does not apply to a guarantee which is a Permitted Guarantee.

SECTION 6.12. Dividends and Share Redemption. (a) Except as permitted under paragraph (b) below, Parent shall ensure that no member of the Group will (i) declare, make or pay any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on, or in respect of, its share capital (or any class of its share capital), (ii) repay or distribute any dividend or share premium reserve, (iii) pay, or allow any member of the Group to pay, any management, advisory or other fee to, or to the order of, any shareholder holding 10% or more of the Equity Interests of Parent or (iv) redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so (any of the transactions described in clauses (i) through (iv) above, a “Restricted Payment”).

(b) Paragraph (a) does not apply as follows: (i) any dividend or share redemption constituting a Permitted Share Issue may be made, (ii) (x) any Subsidiary may pay dividends or return capital to Parent or any wholly owned subsidiary of Parent, and (y) any non-wholly owned subsidiary of Parent may pay cash dividends to its shareholders generally so long as Parent or its respective Subsidiary which owns the ownership interests in the Subsidiary paying such dividends receives at least its proportionate share thereof (based upon its relative holding of the ownership interests in the Subsidiary paying such dividends and taking into account the relative preferences, if any, of the various classes of ownership interests of such Subsidiary), (iii) Parent may, so long as no Event of Default then exists or would result therefrom, pay cash in lieu of issuing fractional shares of Parent’s common or perpetual preferred Equity Interests; (iv) so long as no Event of Default then exists or would result therefrom, Parent may repurchase its common or perpetual preferred Equity Interests (and/or options or warrants in respect thereof) pursuant to, and in accordance with the terms of, (x) any employment agreement, plan or arrangement of a type described in Section 6.09(b)(iii); provided that the aggregate amount of cash paid in respect of all such repurchases in any calendar year pursuant to this subclause (x) does not exceed $75,000,000 from and after the Effective Date and (y) any liquidity contract entered into after the Effective Date; provided that the net obligations of Parent pursuant to this clause (y) does not exceed $50,000,000 at any time; (v) Parent may issue and exchange shares of any class or series of its common or perpetual preferred Equity Interests now or hereafter outstanding for shares of any other class or series of its common or perpetual preferred Equity Interests now or hereafter outstanding; (vi) Parent may, in connection with any reclassification of its common or perpetual preferred Equity Interests and any exchange permitted by clause (v) above, pay cash in de minimis amounts per share in lieu of issuing fractional shares of any class or series of its common or perpetual preferred Equity Interests; (vii) [reserved]; and (viii) so long as no Event of Default then exists or would result therefrom, Parent and the Subsidiaries may make other Restricted Payments in cash or in kind (I) other than as provided in subclause (II) below, in an aggregate amount, together with all other such Restricted Payments made after the Effective Date, less than or equal to $150,000,000, and (II) from and after the time at which $150,000,000 of Restricted Payments permitted by this clause (viii) have been made, so long as after giving effect to such Restricted Payment and any financing therefor (A) the Total Leverage Ratio calculated on a pro forma basis would be less than or equal to 5.00 to 1.00, (B) Parent and its Subsidiaries would have cash on hand in an aggregate amount of not less than $100,000,000 and (C) the sum of (1) the amount of unused and available commitments under the Existing French Revolving Facility Agreement plus (2) the amount of unused and available commitments under the Existing U.S. Revolving Facility Agreement shall not be less than $50,000,000; provided that any amounts in excess of $150,000,000 used pursuant to this subclause (II) must be in an amount less than or equal to the Available Amount that is Not Otherwise Applied at the time such transaction is consummated (it being understood that a single transaction may utilize amounts available, if any, under both subclause (I) and subclause (II) of this clause (viii)).

SECTION 6.13. Financial Indebtedness. (a) Except as permitted under paragraph (b) below, no Obligor shall (and Parent shall ensure that no other member of the Group will) incur, or allow to remain outstanding, any Financial Indebtedness.

(b) Paragraph (a) above does not apply to Financial Indebtedness which is Permitted Financial Indebtedness.

SECTION 6.14. Share Capital. No Obligor shall (and Parent shall ensure no other member of the Group will) issue any shares except pursuant to a Permitted Share Issue.

SECTION 6.15. Amendments. No Obligor shall (and Parent shall ensure that no member of the Group will) amend, vary, novate, supplement, supersede, waive or terminate any term of a Finance Document or any other document delivered to the Administrative Agent pursuant to Section 4.03 or to the Collateral Agent pursuant to Section 5.20, except in writing in accordance with the provisions of Section 9.08.

SECTION 6.16. Treasury Transactions. No Obligor shall (and Parent shall ensure that no other member of the Group will) enter into any Treasury Transaction, other than (a) spot and forward delivery foreign exchange contracts entered into in the ordinary course of business and not for speculative purposes and (b) any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course business of a member of the Group and not for speculative purposes.

ARTICLE VII

Events of Default

In case of the happening of any of the following events (“Events of Default”):

(a) An Obligor does not pay, on the relevant due date, any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless (i) its failure to pay is caused by administrative or technical error and (ii) payment is made within 2 Business Days of its due date;

(b) An Obligor does not comply with the provisions of Section 6.03, 6.05, 6.07 or 6.08;

(c) [Reserved];

(d) An Obligor does not comply with any provision of the Finance Documents (other than those referred to in paragraphs (a) and (b) above; provided, however, that no Event of Default under this paragraph (d) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days (or in the case of any Event of Default under Section 5.01, 5.02 or 5.03, 10 Business Days) of the Administrative Agent giving notice to the Borrower or relevant Obligor or the Borrower or an Obligor becoming aware of the failure to comply;

(e) Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(f) (i) Any Financial Indebtedness of any member of the Group is not paid when due or within any originally applicable grace period, (ii) any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described), (iii) any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described) or (iv) any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described); provided, however, that no Event of Default will occur under this paragraph (f) if the aggregate principal amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses (i) through (iv) above is less than $50,000,000 (or its equivalent in any other currency or currencies);

(g) (i) An Obligor or a Material Subsidiary (x) is unable or admits inability to pay its debts as they become due, (y) is declared to be unable to pay its debts under applicable law or (z) suspends or threatens to suspend making payments on any of its debts, (ii) the value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities), (iii) a moratorium is declared in respect of any indebtedness of any Obligor or Material Subsidiary. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by such moratorium or (iv) Parent or any Obligor or Material Subsidiary which conducts business in France is in a state of cessation des paiements, or any member of the Group becomes insolvent for the purpose of any applicable insolvency law;

(h) (i) Any corporate action, legal proceedings or other procedure or step is taken in relation to (w) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganization of any member of the Group which is not an Obligor, (x) an assignment for the benefit of creditors of any member of the Group, (y) the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), bankruptcy receiver, administrator, or other similar officer in respect of any member of the Group or any material part of its assets or (z) enforcement of any Security over all or any material portion of the assets of the Group, or any analogous procedure or step is taken in any jurisdiction (each a “Winding-up Petition”); provided that this clause (i) shall not apply to (A) any involuntary Winding-up Petition, other than a declaration of bankruptcy of a Dutch Obligor, which is dismissed within 60 days after the filing or commencement thereof or an order for relief having been entered with respect thereto or (B) any corporate action, legal proceedings, Winding-up Petition or other procedure or step which is part of a solvent reorganization of any member of the Group permitted under this Agreement, and (ii) in respect of any entity incorporated in France, a reference in paragraph (h)(i) above to: (A) a “moratorium” includes a moratorium under a mandat ad hoc or conciliation procedure in accordance with Articles L.611-3 to L.611-15 of the French Code de commerce; (B) a “similar officer” in paragraph (i)(y) of paragraph (h) above shall include a conciliateur, mandataire ad hoc, administrateur judiciaire or mandataire liquidateur or any other person appointed as a result of any proceedings described in paragraph (D)(1) below; (C) a “winding-up”, “dissolution” or “administration” includes a redressement judiciaire, cession totale de l’entreprise, liquidation judiciaire or a procédure de sauvegarde (including the sauvegarde accélérée and the sauvegarde financière accélérée) under Livre Sixième of the French Code de commerce; and (D) “any analogous procedure or step” shall include: (1) proceedings for the appointment of a mandataire ad hoc or for a conciliation in accordance with articles L.611-3 to L.611-15 of the French Code de commerce; and (2) the entry of a judgment for sauvegarde (including the sauvegarde accélérée and the sauvegarde financière accelérée), redressement judiciaire, cession totale de l’entreprise or liquidation judiciaire under articles L.620-1 to L.644-6 of the French Code de commerce;

(i) Any expropriation, attachment, sequestration, distress or execution or any of the enforcement proceedings provided for in French law no. 91 650 of 9 July 1991 (as codified in the French Code des Procédures Civiles d’Exécution), or any analogous process in any jurisdiction, affects any asset or assets of a Material Subsidiary and is not discharged within 14 days;

(j) (i) It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents, any Transaction Security created or expressed to be created or evidenced by the Security Documents ceases to be effective, (ii) any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations), or cease to be, legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely effects the interests of the Lenders under the Finance Documents or (iii) any Finance Document ceases to be in full force and effect or any Transaction Security ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective;

(k) Any Obligor or Material Subsidiary suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except as a result of a disposal which is a Permitted Disposal, a Permitted Merger or any other action that is expressly permitted under the terms of the Finance Documents;

(l) (i) An Obligor (other than Parent) ceases to be a wholly owned (directly or indirectly) Subsidiary or (ii) an Obligor ceases to own at least the same percentage of shares in a Material Subsidiary, except, in either case, as a result of a disposal which is a Permitted Disposal, Permitted Share Issue or a Permitted Merger or any other action that is expressly permitted under the terms of the Finance Documents;

(m) The Auditors qualify the audited annual consolidated financial statements of Parent;

(n) The authority or ability of any Obligor or Material Subsidiary to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or Material Subsidiary or any of its assets;

(o) An Obligor (or any other relevant party) rescinds, or purports to rescind, or repudiates, or purports to repudiate, a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security;

(p) Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced (i) in relation to the Finance Documents or the transactions contemplated in the Finance Documents or (ii) against any member of the Group or its assets which has or is reasonably likely to have a Material Adverse Effect;

(q) An ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other such ERISA Events, has or is reasonably likely to have a Material Adverse Effect;

(r) Any member of the Group does not enter into any Security Documents within the period contemplated in any Finance Document by reason of any failure by any person to complete any financial assistance or corporate benefit procedures;

(s) A Change of Control occurs; or

(t) Any event or circumstance occurs which the Majority Lenders reasonably believe has or is reasonably likely to have a Material Adverse Effect;

then, and in every such event (other than an event with respect to Parent or the Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, without mise en demeure or any other judicial or extra judicial step, and shall if so directed by the Majority Lenders, by notice to the Borrower but subject to the mandatory provisions of articles L.620 1 to L.670-8 of the French Code de commerce, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Term Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Finance Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Finance Document to the contrary notwithstanding; and in any event with respect to Parent or the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Term Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Finance Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Finance Document to the contrary notwithstanding.

ARTICLE VIII

The Administrative Agent and the Collateral Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Finance Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute and deliver, without the need for any further authority from the Secured Parties, the Intercreditor Agreement, including any amendment, amendment and restatement or supplement thereto, any other intercreditor agreement contemplated hereunder, each other Security Document and any and all other documents (including releases) with respect to the Transaction Security, the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

No Agent shall have any duties or obligations except those expressly set forth in the Finance Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) and (c) except as expressly set forth in the Finance Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Parent or any of the Subsidiaries that is communicated to or obtained by a bank serving as an Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Finance Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Finance Document, (iv) the validity, enforceability, effectiveness or genuineness of any Finance Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Finance Document, other than to confirm receipt of items expressly required to be delivered to such Agent. In addition to the foregoing, the Administrative Agent shall not have any liability in respect of any actions taken (or not taken) in connection with, relating to or arising out of, (A) the administration of any Exchange Offer or (B) the preparation of Schedule 2.01 (or any updates thereto).

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Facility as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, in consultation with the Borrower, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, provided that if the retiring Agent has notified the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Finance Documents and (b) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Agent as provided for above in this Article VIII. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Finance Document, any related agreement or any document furnished hereunder or thereunder.

The Collateral Agent is hereby authorized and directed by the Lenders which are a party to this Agreement to (i) execute and deliver any documents necessary or appropriate to create the rights of pledge of assets governed by the laws of the Netherlands for the benefit of the Lenders which are a party to this Agreement and (ii) execute and deliver any amendments to such documents required in connection with any Dutch Rental Agreement Restructuring. Without prejudice to the provisions of this Agreement and the other Finance Documents, the parties hereto acknowledge and agree with the creation of the parallel debt obligations of CGG Holding B.V. and CGG Marine B.V. as described in the Parallel Debt Agreement (the “Parallel Debt”), including that any payment received by the Collateral Agent in respect of the Parallel Debt will be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations.

The parties hereto acknowledge and agree that, for purposes of the Dutch Security Agreements, any resignation by the Collateral Agent is not effective for purposes of continuing the security interest in respect of the Parallel Debt until such rights and obligations have been assumed by the successor Collateral Agent.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a) if to the Borrower, Parent or any other Obligor, to it at Tour Maine-Montparnasse - 33 avenue du Maine - 75755 Paris Cedex 15, France, Attention of Mr. Stéphane-Paul Frydman (Fax No. +33 (0)1 64 47 34 31), with a copy to 10300 Town Park Drive, Houston, TX 77072, Attention of Company Secretary, Chad Meintel, Phone: +1 832-351-8947, Email: chad.meintel@cgg.com, with a copy to Treasury Pooling Manager, Agathe Cottin, Phone: +33.1.64.47.33.67, Email: agathe.cottin@cgg.com);

(b) if to the Administrative Agent, to Jefferies Finance LLC, 520 Madison Avenue, New York, New York 10022, Attention: Account Manager – CGG Holding; Fax No.: (212) 284-3444; E-mail address: jfin.admin@jefferies.com;

(c) if to the Collateral Agent, to Credit Suisse AG, Eleven Madison Avenue, New York, NY 10010, Attention of Agency Manager, Attention: Sean Portrait (Fax No. (212) 322-2291, E-mail: agency.loanops@credit-suisse.com); and

(d) if to a Lender, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Parent, the Borrower, the Administrative Agent, the Collateral Agent and the applicable Lenders from time to time (or, in the case of any notice delivered by the Borrower to the Administrative Agent pursuant to any provision of Article II, as agreed to by the Borrower and the Administrative Agent specifically with respect to such notice), notices and other communications (other than any notice delivered pursuant to Section 5.06) may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Parent and the Borrower hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Parent and the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Parent, the Borrower or their respective securities) (each, a “Public Lender”). Parent and the Borrower hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent and the Borrower or their respective securities for purposes of foreign, United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.16); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be marked “PUBLIC”, unless Parent or the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (A) the Finance Documents and (B) notification of changes in the terms of the Facility.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including foreign, United States Federal and state securities laws, to make reference to communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Parent or the Borrower or their respective securities for purposes of foreign, United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND BY A COURT OF COMPETENT JURISDICTION IN A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Parent herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Finance Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, regardless of any investigation made by the Lenders on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Term Loan or any other amount payable under this Agreement or any other Finance Document is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Finance Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

SECTION 9.03. Binding Effect. This Agreement shall become effective as of the Effective Date.

SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Parent, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) (i) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans at the time owing to it), with the prior written consent of each of the Administrative Agent and the Borrower (which consent, in each case, shall not be unreasonably withheld or delayed) (provided, that the consent of the Borrower shall not be required (x) in connection with the primary syndication of the Term Loans and Commitments to persons identified by the Administrative Agent to the Borrower prior to the Closing Date, or (y) after the occurrence and during the continuance of any Event of Default; provided further, that no prior written consent of any party shall be required for any assignment by a Lender to another Lender, an Affiliate of a Lender or an Approved Fund so long as such assigning Lender provides the Administrative Agent and the Borrower with prior written notice of any such assignment to another Lender, an Affiliate of a Lender or an Approved Fund); provided further, that for any assignment for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within ten Business Days of a request for such consent), (ii) the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Term Loans of the relevant Class); provided that, in each case, such minimum amount shall be aggregated for two or more simultaneous assignments to or by two or more Related Funds, (iii) the parties to each such assignment shall (x) (A) electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, and (y) pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Parent or the Borrower and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Term Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Finance Document or any other instrument or document furnished pursuant hereto, or the financial condition of Parent or any Subsidiary or the performance or observance by Parent or any Subsidiary of any of its obligations under this Agreement, any other Finance Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.16 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrower to such assignment and any applicable tax forms (including, in respect of any Foreign Lender, a properly completed IRS Form W-8 in accordance with Section 2.20(f) of this Agreement), the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent sell participations to one or more Eligible Assignees in all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant) and, (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Term Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Term Loans in which such participating bank or person has an interest, extending any date fixed for the payment of interest on the Term Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing any Guarantor (other than in connection with the sale, transfer or other disposal of such Guarantor in a transaction permitted by Section 6.08) or all or substantially all of the Collateral).

(g) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (other than the Borrower) (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Term Loans or its other obligations under any Finance Document), except to the extent that such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(i) Any Lender may at any time assign all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender to any party (including any Federal Reserve Bank); provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Term Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Term Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof. The making of a Term Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(k) Neither Parent nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity. (a) The Borrower and Parent agree, jointly and severally, to pay all out-of-pocket expenses incurred by the Administrative Agent and the

Collateral Agent in connection with the administration of any Exchange Offer and the preparation and administration of this Agreement and the other Finance Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Finance Documents or in connection with the Term Loans made hereunder, including the reasonable fees, charges and disbursements of Cravath, Swaine & Moore LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other outside counsel for the Administrative Agent, the Collateral Agent or any Lender.

(b) The Borrower and Parent agree, jointly and severally, to indemnify the Administrative Agent, the Collateral Agent, each Lender, their respective Affiliates, successors and assigns and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses, including reasonable outside counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Finance Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Facility), (ii) the use of the proceeds of the Term Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing (whether or not any Indemnitee is a party thereto and whether or not any such claim, litigation, investigation or proceeding is initiated by a third party or by Parent, the Borrower or any of their respective Affiliates or equityholders), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Parent or any of the Subsidiaries, or any Environmental Liability related in any way to Parent or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or wilful misconduct of, or the material breach of this Agreement by, such Indemnitee or (y) arise out of any claim, litigation, investigation or proceeding brought by such Indemnitee against another Indemnitee (other than any such claim, litigation, investigation or proceeding brought by or against the Administrative Agent, acting in its capacity as Administrative Agent) that does not involve any act or omission of the Borrower or any member of the Group.

(c) To the extent that the Borrower and Parent fail to pay any amount required to be paid by them to the Administrative Agent or the Collateral Agent under (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent, in their capacities as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the Term Loans at the time.

(d) To the extent permitted by applicable law, neither Parent nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Term Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Finance Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Finance Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Finance Document and although such obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER FINANCE DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Finance Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Finance Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Finance Document or consent to any departure by the Borrower or any other Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, Parent and the Majority Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Term Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Term Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.01 or 2.17, the provisions of Section 9.04(k) or the provisions of this Section or release any Guarantor (other than in connection with the sale, transfer or other disposal of such Guarantor in a transaction permitted by Section 6.08) or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Finance Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Term Loans of one Class differently from the rights of Lenders holding Term Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Term Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(j) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Majority Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Majority Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the Term Loan Commitments on the Closing Date); provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Finance Document without the prior written consent of the Administrative Agent or the Collateral Agent, as the case may be and (B) Loan Modification Offers may be made as set forth in Section 9.18.

SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Term Loan, together with all fees, charges and other amounts which are treated as interest on such Term Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Term Loan in accordance with applicable law, the rate of interest payable in respect of such Term Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Term Loan but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Term Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement. This Agreement and the other Finance Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Finance Documents. Nothing in this Agreement or in the other Finance Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Finance Documents.

SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCE DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Finance Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) Each of Parent and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Finance Documents against Parent, the Borrower or their respective properties in the courts of any jurisdiction.

(b) Each of Parent and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01; provided that Parent hereby appoints the Borrower as its agent for service of process. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, trustees, employees and agents, including accountants, legal counsel, numbering, administration and settlement service providers, credit insurance providers and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that, unless specifically prohibited by applicable law, regulation or court order, the disclosing party shall (to the extent reasonably practicable) notify the Borrower of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any Information prior to disclosure of such Information, (d) in connection with the exercise of any remedies hereunder or under the other Finance Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Finance Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16 or (h) to any other party hereto. For the purposes of this Section and Section 9.01, “Information” shall mean all information received from the Borrower or Parent and related to the Borrower or Parent or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower or Parent; provided that, in the case of Information received from the Borrower or Parent after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17. USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Parent and the Borrower, which information includes the name and address of Parent and the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Parent and the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18. Loan Modification Offers. (a) The Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes (each Class subject to such a Loan Modification Offer, an “Affected Class”) to make one or more Permitted Amendments (as defined in clause (c) below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Permitted Amendments shall become effective only with respect to the Term Loans and Commitments of the Lenders of the Affected Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Term Loans and Commitments of such Affected Class as to which such Lender’s acceptance has been made.

(b) The Borrower, Parent, each Obligor (for purposes of reaffirming security interests and guarantee obligations) and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the applicable Term Loans and Commitments of the Accepting Lenders of the Affected Class, including any amendments necessary to treat the applicable Term Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this Section 9.18 unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Closing Date under Section 4.03.

(c) “Permitted Amendments” means any or all of the following: (i) an extension of the final maturity date applicable to the applicable Term Loans and/or Commitments of the Accepting Lenders, (ii) a change in the Applicable Percentage with respect to the applicable Term Loans and Commitments of the Accepting Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Lenders, (iv) such amendments to this Agreement and the other Finance Documents as shall be appropriate, in the judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and the other Finance Documents to each new “Class” of loans and/or commitments resulting therefrom, and (v) such other amendments to this Agreement and the other Finance Documents as shall be necessary or appropriate, in the judgment of the Administrative Agent or as otherwise may be agreed upon by the parties to such Permitted Amendment, to obtain or give effect to the foregoing Permitted Amendments (it being agreed that the Administrative Agent shall be entitled to receive customary agency fees for acting in such capacity for any period after the Latest Term Loan Maturity Date in effect immediately prior to the effectiveness of any such Permitted Amendment (with the Borrower and the Administrative Agent agreeing to negotiate in good faith the amount of such fees) and that no such Permitted Amendment may affect the rights or duties of, or any fees or other amounts payable, to the Administrative Agent without the prior written consent thereto of the Administrative Agent).

SECTION 9.19. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures in the relevant jurisdiction, the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Obligors contained in this Section 9.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.20. Representation of Dutch Obligor. If, in respect of any Obligor incorporated under the laws of the Netherlands, this Agreement or any other Finance Document is signed or executed by another person acting on behalf of such Obligor pursuant to a power of attorney executed and delivered by such Obligor, it is hereby expressly acknowledged and accepted by the other parties to this Agreement or any other Finance Document that the existence and extent of such person’s authority and the effects of such person’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

SECTION 9.21. No Fiduciary Relationship. Each of Parent and the Borrower hereby acknowledges and agrees that (a)(i) the arranging and other services regarding this Agreement provided by the Finance Parties are arm’s-length commercial transactions between the Borrower, and its Affiliates, on the one hand, and the applicable Finance Parties on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Finance Documents; (b)(i) each of the Finance Parties is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other person and (ii) none of the Finance Parties has any obligation to the Borrower, or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Finance Documents; and (c) the Finance Parties and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Finance Parties has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each of Parent and the Borrower hereby waives and releases any claims that it may have against the Finance Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.22. Application of Proceeds. Unless the Intercreditor Agreement is then in effect, the Collateral Agent shall apply the proceeds of any collection, sale, foreclosure or other realization of any Collateral, including Collateral consisting of cash, in accordance with the applicable provisions of Section 2.01 of the Intercreditor Agreement attached hereto as Exhibit F, adapted as necessary to account for the fact that the only First Lien Secured Parties (as defined therein) are the Secured Parties and for the Intercreditor Agreement not being in effect at such time.

SECTION 9.23. Dutch Tax Law. If, at any time, the Dutch Guarantor is part of a fiscal unity for Dutch corporate income tax purposes (as defined in Article 15 of the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) with any of its Dutch subsidiaries, and such fiscal unity is, in respect of such Dutch subsidiary, terminated or disrupted within the meaning of Article 15(6) of the Dutch Corporate Income Tax Act 1969 pursuant to or in connection with the Dutch Security Agreements or the execution thereof, the Dutch Guarantor shall, for no consideration, as soon as possible at the request of and together with such Dutch subsidiary, lodge a request with the Dutch tax authorities to allocate and surrender any tax losses as referred to in Article 20 of the Dutch Corporate Income Tax Act 1969 to the Dutch subsidiary in accordance with Article 15af of the Dutch Corporate Income Tax Act 1969 to the extent such losses are attributable to the Dutch subsidiary.

SECTION 9.24. Joinder. Each Initial Lender executing and delivering a Joinder on or prior to the Closing Date shall become a party to this Agreement, shall have the rights and obligations of a Lender hereunder and under the other Finance Documents and shall be bound by the terms and provisions hereof, in each case as of the Closing Date. In connection with the execution of the Joinder by each Initial Lender, the Borrower shall deliver an updated Schedule 2.01 to the Administrative Agent on the Closing Date reflecting the Term Loans made by each of the Initial Lenders on the Closing Date.

SECTION 9.25. United States Tax Treatment. The Borrower, the Administrative Agent, the Collateral Agent, and the Lenders by virtue of executing this Agreement or a Joinder agree to treat the Term Loans as debt for U.S. federal income tax purposes.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CGG, as Parent,

by
/S/ STEPHANE-PAUL FRYDMAN
Name: Stephane-Paul Frydman
Title: Corporate Officer & CFO

CGG HOLDING (U.S.) INC., as Borrower,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

[Signature Page to 2015 CGG Term Loan Credit Agreement]

SERCEL, INC., as Guarantor,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

SERCEL-GRC CORP., as Guarantor,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

CGG SERVICES (U.S.) INC., as Guarantor,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

VERITAS INVESTMENTS INC., as Guarantor,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

VIKING MARITIME INC., as Guarantor,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

ALITHEIA RESOURCES INC., as Guarantor,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

[Signature Page to 2015 CGG Term Loan Credit Agreement]

CGG LAND (U.S.) INC., as Guarantor,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

CGG HOLDING B.V., as Guarantor,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

CGG MARINE B.V., as Guarantor,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

CGG MARINE RESOURCES NORGE AS, as Guarantor,

by
/S/ YVES GOULARD
Name: Yves Goulard
Title: Authorized Signatory

[Signature Page to 2015 CGG Term Loan Credit Agreement]

JEFFERIES FINANCE LLC, as Administrative Agent,

by
/S/ BRIAN BUOYE
Name: Brian Buoye
Title: Managing Director

[Signature Page to 2015 CGG Term Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Agent,

by
/S/ ROBERT HETU
Name: Robert Hetu
Title: Authorized Signatory

by
/S/ WARREN VAN HEYST
Name: Warren Van Heyst
Title: Authorized Signatory

[Signature Page to 2015 CGG Term Loan Credit Agreement]